Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and among

THE TALBOTS, INC.,

TAILOR ACQUISITION, INC.

and

BPW ACQUISITION CORP.

Dated as of December 8, 2009

—i—

—ii—

—iii—

—iv—

Exhibits

Exhibit A

Repurchase, Repayment and Support Agreement

Exhibit B

Initial Charter Amendment

—v—

Exhibit C

Sponsors’ Agreement

Exhibit D

Written Consent of Holders of Company Common Stock

Exhibit E

Commitment Letter

Exhibit F

Amended and Restated Certificate of Incorporation of BPW Acquisition Corp.

Exhibit G

Warrant Exchange Term Sheet

—vi—

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated as of December 8, 2009, and entered into by and among The Talbots, Inc., a Delaware corporation (the “Company”), Tailor Acquisition Inc., a Delaware corporation and direct subsidiary of the Company (“Merger Sub”), and BPW Acquisition Corp., a Delaware corporation (“BPW”). The Company, Merger Sub and BPW are sometimes referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the Audit Committee of the Company Board (the “Audit Committee”), has determined that it is advisable and in the best interests of the Company and its shareholders to enter into a series of transactions, including a merger transaction, on the terms and subject to the terms and conditions set forth in this Agreement and the Ancillary Agreements;

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Audit Committee), the Board of Directors of Merger Sub and the Board of Directors of BPW have each approved this Agreement, declared that this Agreement is advisable and determined that the merger of Merger Sub with and into BPW, with BPW being the surviving corporation in such merger (the “Merger”), and the other transactions contemplated hereby and by the Ancillary Agreements are advisable, fair to and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger and such other transactions upon the terms and subject to the conditions set forth herein and therein; and

WHEREAS, the Company, Merger Sub and BPW desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated hereby as specifically set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, and intending to be legally bound hereby, the Company, Merger Sub and BPW hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the term:

“A Agreement” shall mean the Repurchase, Repayment and Support Agreement entered into concurrently with the execution of this Agreement and attached hereto as Exhibit A, among BPW, the Company, Aeon (U.S.A.), Inc. (“A (USA)”) and Aeon Co., Ltd. (“A”).

“Action” shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, audit or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by agreement or otherwise.

“AMEX” shall mean the American Stock Exchange.

“Ancillary Agreements” shall mean the A Agreement and the Sponsors’ Agreement.

“Assets” shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned or leased by such Person or any of its Subsidiaries.

“Average Company Stock Price” means the volume weighted average price per share (calculated to the nearest one-hundredth of one cent) of the Company Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the 15 consecutive trading days immediately preceding the fifth trading day prior to the date of the BPW Stockholder Meeting.

“BPW Acquisition Proposal” means any proposal, offer or inquiry from a Third Party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in BPW representing 20% or more of the assets BPW, or of an equity interest representing a 20% or greater economic interest in BPW, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to BPW.

“BPW Charter” shall mean the Amended and Restated Certificate of Incorporation of BPW.

“BPW Employee Plan” shall mean any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, officer director, or other service provider of BPW or any beneficiary or dependent thereof that is sponsored or maintained by BPW or to which BPW contributes, is obligated to contribute, or is party, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement or arrangement.

“BPW Material Adverse Effect” shall mean any change, event, development, condition, occurrence or effect that (a) has had a material and adverse effect on the financial condition of BPW, or (b) prevents or materially impairs the ability of BPW to consummate the Merger before the Termination Date.

“BPW Stockholder” shall mean a holder of record of one or more shares of BPW Common Stock immediately prior to the Effective Time.

“BPW Stockholders Meeting” shall mean the meeting of the stockholders of BPW held for the purpose of approving the BPW Voting Proposal.

“BPW Warrant Agreement” means that certain Warrant Agreement, dated as of February 26, 2008, by and between BPW and Mellon Investor Services, LLC, as amended.

“BPW Warrants” means warrants to acquire shares of BPW Common Stock issued pursuant to the terms of the BPW Warrant Agreement.

“Business Combination” shall have the meaning set forth in the BPW Charter.

“Business Day” shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized or required to be closed for business in New York, New York.

“Certificates” shall mean outstanding certificates which immediately prior to the Effective Time represented BPW Common Stock.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

“Company Acquisition Proposal” means any proposal, offer or inquiry from a Third Party for or with respect to the acquisition, directly or indirectly, of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of assets, securities or ownership interests of or in the Company or any of its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole, or of an equity interest representing a 20% or greater economic interest in the Company and such Subsidiaries taken as whole, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, share exchange, liquidation, dissolution, recapitalization, tender offer, exchange offer or similar transaction with respect to either the Company or any of such Subsidiaries; provided, that the possible financing transactions described in Section 5.1(II) of the Company Disclosure Schedule shall be deemed not to be Company Acquisition Proposals, provided that the Company complies with its obligations under Section 6.1 hereof with respect thereto.

“Company Employee Plan” shall mean any employee benefit plan, program, policy, practice, agreement, or other arrangement providing benefits to any current or former employee, officer director, or other service provider of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes, is obligated to contribute, or is party, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case, whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, practice, agreement or arrangement.

“Company IP” means all Intellectual Property that is owned solely or jointly, used, held for use or exploited by Company or any of its Subsidiaries in connection with the current conduct of their businesses.

“Company Material Adverse Effect” shall mean any change, event, development, condition, occurrence or effect that (a) has had a material and adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially impairs the ability of the Company to consummate the Merger before the Termination Date; provided, that to the extent any such change, event, development, condition, occurrence or effect having the results described in the foregoing clause (a) results from any of the following, it shall not constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes generally affecting the economy, financial, credit or securities markets; (ii) the execution and delivery of this Agreement or the announcement of the transactions contemplated by this Agreement; (iii) any change in market price or trading volume of the Company Common Stock (it being understood that the facts or occurrences giving rise to such change may be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect); (iv) any failure of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to such failure may be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect); (v) any outbreak or escalation of war or any act of terrorism; (vi) general conditions in the industries in which the Company and its Subsidiaries operate; or (vii) a change in law, rule or regulation, or GAAP or interpretations thereof (provided, however, that such matters in the case of clauses (i), (v), (vi) and (vii) shall be taken into account in determining whether there has been a Company Material Adverse Effect to the extent of any disproportionate impact on the Company and its Subsidiaries taken as a whole, relative to other companies operating in the same industries).

“Company Options” shall mean all options to acquire Company Common Stock granted, awarded or earned under the Company Stock Plans.

“Company Restricted Stock” shall mean all restricted awards of Company Common Stock granted, awarded, earned or purchased under the Company Stock Plans.

“Company Stock Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under the Company Stock Plans (including restricted stock units, deferred stock units, phantom stock units and dividend equivalents), other than Company Options and Company Restricted Stock.

“Company Stock Plans” shall mean The Talbots, Inc. 2003 Executive Stock Based Incentive Plan, as amended and restated, The Talbots, Inc. 1993 Executive Stock Based Incentive Plan and The Talbots, Inc. Restated Directors Stock Plan as amended through March 5, 2005.

“Company Stock Rights” shall mean all Company Options, Company Restricted Stock awards and Company Stock Awards granted, awarded, earned or purchased under the Company Stock Plans.

“Company Stockholder” shall mean a holder of record of one or more shares of Company Common Stock immediately prior to the Effective Time.

“Confidentiality Agreement” means that certain confidentiality agreement dated November 2, 2009 between the Company and BPW.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” shall mean any claim, lien, pledge, option, right of first refusal, charge, security interest, deed of trust, mortgage, restriction or encumbrance pertaining to the Assets held by or in favor of Third Parties.

“Environmental Laws” shall mean any federal, state or local law, statute, ordinance, order, decree, rule, regulation or policies relating (a) to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) to the treatment, storage, disposal or management of Hazardous Materials; (d) to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; or (e) to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means an amount equal to the quotient (rounded to the nearest ten-thousandth) obtained by dividing $11.25 by the Average Company Stock Price; provided, however, that if such quotient is: (a) greater than 1.3235, the Exchange Ratio shall be 1.3235 (the “Exchange Ratio Ceiling”); or (b) less than 0.9000, the Exchange Ratio shall be 0.9000.

“Financing” shall mean the full amount of the debt financing required (taking into account the net proceeds in the Trust Account at Closing and other available cash) to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the repayment in full of all amounts due or outstanding as of the Closing Date in respect of the (i) A Financing Agreements, (ii) the Support Letters and (iii) any Third Party Credit Facilities, each as defined in the A Agreement, on the terms contemplated hereby, to pay related fees and expenses and to have, immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, cash on hand or available to be borrowed under one or more bank credit facilities included in the Financing in an amount sufficient to fund ordinary course working capital and other general corporate purposes.

“Fixtures and Equipment” shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned or leased by such Person and located in, at or upon the Assets of such Person.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

“Governmental Entities” shall mean all courts, regulatory or administrative agencies, commissions or other governmental authorities, bodies or instrumentalities with jurisdiction, including for the avoidance of doubt any self regulatory organizations.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; a “chemical substance or mixture” as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials, including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons (“CFCs”); and radon.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) capitalized lease obligations, (c) obligations under interest rate agreements and currency agreements, (d) letters of credit, (e) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (g) negative balances in bank accounts, (h) amounts in respect of checks in transit, (i) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (j) all liabilities relating to securitization or factoring programs or arrangements, and (k) all Indebtedness of another Person referred to in clauses (a) through (j) above guaranteed (including keep well arrangements) directly or indirectly, jointly or severally, in any manner.

“Initial Charter Amendment” means an amendment, substantially in the form attached hereto as Exhibit B, to the BPW Charter to extend BPW’s corporate existence by two (2) months beyond the “Original Termination Date”, as such term is defined in the BPW Charter, to twenty-six (26) months in total from the date of the final prospectus relating to the IPO.

“Intellectual Property” means (a) United States and international patents, patent applications and invention registrations of any type (“Patents”), (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof (“Trademarks”), (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets and know-how (“Trade Secrets”) and (e) software (excluding any off-the-shelf shrinkwrap, clickwrap or similar commercially available non-custom software), computerized databases, and internet domain names.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” shall mean with respect to (a) the Company, the actual knowledge of those individuals listed in Section 1(a) of the Company Disclosure Schedule, and (b) BPW, the actual knowledge of those individuals listed in Section 1(a) of the BPW Disclosure Schedule.

“Licensed Company IP” means all Company IP that is not owned solely or jointly by the Company or any of its Subsidiaries, and that the Company or any of its Subsidiaries has a right to use or exploit by virtue of any agreement entered into with the sole owner, or one or more joint owner(s), of such Company IP.

“Material Contracts” shall mean (a) with respect to the Company or any of its Subsidiaries, (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Company with the SEC, (ii) any agreement relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets with a fair market value in excess of $5,000,000, (iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness, whether as borrower or lender, in each case in excess of $10,000,000, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly owned Subsidiaries of the Company, (iv) any agreement between or among A and/or any of its Affiliates (other than the Company or any of its Subsidiaries), on the one hand, and the Company and/or any of its Subsidiaries, on the other hand, or (v) any other agreement under which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $5,000,000 in any year and which is not otherwise described in clauses (i)–(v) above; or (b) with respect to BPW, (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by BPW with the SEC, (ii) any agreement relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by BPW after the date of this Agreement of assets with a fair market value in excess of $1,000,000, (iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness, whether as borrower or lender, in each case in excess of $1,000,000, other than accounts receivables and payables, (iv) any employee collective bargaining agreement or other agreement with any labor union, or (v) any other agreement under which BPW is obligated to make payment or incur costs in excess of $1,000,000 in any year and which is not otherwise described in clauses (i)–(iv) above.

“Maximum Expense Amount” shall mean an amount equal to $3,000,000.

“Multiemployer Plan” shall mean any “multiemployer” plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Organizational Documents” means, with respect to any entity, the charter, certificate of incorporation, articles of incorporation, bylaws, partnership agreement, operating agreement, declaration of trust or other governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity.

“Owned Company IP” means all Company IP that is not Licensed Company IP.

“Permitted Encumbrances” shall mean (a) any and all Encumbrances which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings by a Party hereto; (b) all material cashiers’, landlords’, workers’, mechanics’, carriers’, repairers’ and other similar liens imposed by law and incurred in the ordinary course of business; and (c) other Encumbrances which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise reasonably be expected to have a Company Material Adverse Effect.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, real estate investment trust, other organization (whether incorporated or unincorporated), governmental agency or instrumentality, or any other legal entity.

“Representative” shall mean, with respect to any Person, that Person’s officers, directors, employees, financial advisors, agents or other representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person is a general partner, manager or managing member; or (c) such Person holds a majority of the equity economic interest.

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding (including dividend withholding and withholding required pursuant to Section 1445 and 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” shall mean any Governmental Entity charged with the administration of any law, rule or regulation relating to Taxes.

“Third Party” shall mean any person other than the Company, Merger Sub, BPW and their respective Affiliates; provided that, for all purposes under this Agreement, A and its Subsidiaries (excluding the Company and each of its Subsidiaries) shall each be deemed a “Third Party”.

“Transfer Taxes” shall mean any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes (together with any related interest, penalties or additions).

“Willful and Material Breach” means a material breach of this Agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

Table of Other Defined Terms

Terms	Cross Reference in Agreement

$150M Revolving Credit Agreement	Section 3.25(c)
A	“A Agreement”
A (USA)	“A Agreement”
Agreement	Preamble
Audit Committee	Recitals
Blue Sky Laws	Section 3.6(c)
BNYH	Section 2.12
BPW	Preamble
BPW Board	Section 4.2
BPW Charter Amendment	Section 4.2
BPW Common Stock	Section 4.3(a)
BPW Disclosure Schedule	ARTICLE IV
BPW Financial Advisor	Section 4.15
BPW Preferred Stock	Section 4.3(a)
BPW Recommendation	Section 6.1(a)
BPW Requisite Vote	Section 4.17
BPW SEC Reports	Section 4.6(a)
BPW Voting Proposal	Section 4.2
CERCLA	“Environmental Laws”
Certificate of Merger	Section 2.3
CFCs	“Hazardous Materials”
Claims	Section 6.10(b)
Closing	Section 2.2
Closing Date	Section 2.2
Commitment Letter	Section 3.25(a)
Common Shares Trust	Section 2.8(b)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	ARTICLE III
Company Financial Advisor	Section 3.17
Company Insurance Policies	Section 3.20
Company Leased Property	Section 3.13(a)(ii)
Company Owned Property	Section 3.13(a)(i)
Company Real Property	Section 3.13(a)(ii)
Company SEC Reports	Section 3.8(a)
Delaware Secretary of State	Section 2.3

Effective Time	Section 2.3
EPCRA	“Environmental Laws”
Excess Shares	Section 2.8(a)
Exchange Agent	Section 2.9(a)
Exchange Ratio Ceiling	“Exchange Ratio”
Expenses	Section 8.2(a)
Governmental Approvals	Section 6.5(a)
HMTA	“Environmental Laws”
Indemnified Parties	Section 6.10(a)
Indemnifying Parties	Section 6.10(b)
Information Statement/Proxy Statement/Prospectus	Section 3.6(c)
Internal Controls	Section 3.8(d)
IPO	Section 4.20(a)
Lender	Section 3.25(a)
Mellon	Section 4.20(a)
Merger	Recitals
Merger Consideration	Section 2.7(a)
Merger Sub	Preamble
Minimum Warrant Exchange Participation	Section 6.1(b)
Multiple Employer Plan	Section 3.12(e)
New Warrant Shares	Section 6.1(b)
New Warrant Term Sheet	Section 6.1(b)
New Warrants	Section 6.1(b)
Nonqualified Deferred Compensation Plan	Section 3.12(h)
Offer Documents	Section 6.1(b)
Other Entity	Section 3.5
Parties	Preamble
Party	Preamble
Patents	“Intellectual Property”
PBGC	Section 3.12(d)
PWP	Section 2.12
Qualified Plans	Section 3.12(a)
RCRA	“Environmental Laws”
Registration Statement	Section 3.24
Schedule	Section 9.14
Schedules	Section 9.14
Sponsors	Section 2.12
Sponsors’ Agreement	Section 2.12
Support Letters	Section 3.25(b)
Surviving Company	Section 2.1
Term Loan Facility	Section 6.9(a)
Terminating BPW Breach	Section 8.1(g)

Terminating Company Breach	Section 8.1(f)
Termination Date	Section 8.1(b)
Termination Fee	Section 8.2(d)
Third Party Approvals	Section 6.5(a)
Trade Secrets	“Intellectual Property”
Trademarks	“Intellectual Property”
Transaction	Section 6.12
Trust Account	Section 4.20(a)
Trust Account Agreement	Section 4.20(a)
TSCA	“Environmental Laws”
Voting Debt	Section 3.3(e)
Warrant Exchange Offer	Section 6.1(b)
Warrant Registration Statement	Section 6.1(b)

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into BPW. Following the Merger, the separate corporate existence of Merger Sub shall cease and BPW shall continue as the surviving entity (the “Surviving Company”) in accordance with the DGCL.

Section 2.2 Closing and Closing Date. The closing of the Merger (the “Closing”) shall take place (a) at 10:00 a.m., New York time, as soon as practicable, but in no event later than the third Business Day, after the last of all of the conditions to the respective obligations of the Parties set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or (b) at such other time and date as BPW and the Company shall mutually agree (such date and time on and at which the Closing occurs being referred to herein as the “Closing Date”). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019. At the Closing, the documents, certificates and instruments referred to in Article VII shall be executed and delivered to the applicable Party.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as reasonably practicable on or after the Closing Date, the Parties shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) the certificate of merger or other appropriate documents (the “Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective immediately upon the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary of State in

accordance with the DGCL, or at such other time as the Parties shall agree as specified in such filings in accordance with applicable law (the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, all of the property, rights, privileges and powers of BPW and Merger Sub will vest in the Surviving Company, and all of the debts, liabilities and duties of BPW and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

Section 2.5 Organizational Documents. At the Effective Time, (a) the charter of the Surviving Company shall be the BPW Charter Amendment and (b) the bylaws of the Surviving Company shall be the bylaws of Merger Sub. Such charter and bylaws shall not be inconsistent with Section 6.10.

Section 2.6 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be elected as the initial directors of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company. The officers of Merger Sub immediately prior to the Effective Time shall be elected as the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

(b) On or prior to the Effective Time, the Company Board shall cause the number of directors that will comprise the Company Board at the Effective Time to be seven. At the Effective Time, the Company Board shall be comprised of (i) the President and Chief Executive Officer of the Company as of the Effective Time, (ii) three additional members of the Company Board immediately prior to the Effective Time, each of whom shall qualify as “independent directors” of the Company as of the Effective Time under the rules of the NYSE, and (iii) three Persons to be mutually agreed upon by BPW and the Audit Committee after the date hereof and prior to the Effective Time.

Section 2.7 Conversion of BPW Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, BPW or the holder of any of the following securities:

(a) Subject to Sections 2.7(b) and 2.8, each share of BPW Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of BPW Common Stock held by BPW Stockholders that shall have validly exercised their conversion rights pursuant to Section 9.3 of the BPW Charter) shall be converted into and represent the right to receive a number of fully paid and nonassessable shares of Company Common Stock equal to the Exchange Ratio (such number of shares the “Merger Consideration”). The Merger Consideration shall be payable upon the surrender of the Certificate formerly representing such BPW Common Stock, subject to Sections 2.9 and 2.11. As of the Effective Time, all such shares of BPW Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of BPW Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares of Company Common Stock, if any, to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.9 and (iii) any dividends or distributions in accordance with Section 2.9(e).

(b) Each share of BPW Common Stock that is owned by the Company or Merger Sub immediately prior to the Effective Time or held by BPW immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(d) Each share of BPW Common Stock issued and outstanding immediately prior to the Effective Time with respect to which a BPW Stockholder shall have validly exercised its conversion rights pursuant to Section 9.3 of the BPW Charter shall be converted into the right to receive, in cash, an amount per share calculated in accordance with Section 9.3 of the BPW Charter. At, or as promptly following the Closing as practicable, the Company shall, or shall cause the Surviving Company to, make the cash payments required under Section 9.3(b) of the BPW Charter to each such converting BPW Stockholder. As of the Effective Time, all such shares of BPW Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of BPW Common Stock shall cease to have any rights with respect thereto, except the right to receive the cash payments referred to in the immediately preceding sentence.

(e) The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to Company Common Stock or BPW Common Stock occurring after the date hereof and prior to the Effective Time (including any dividend or distribution on the Company Common Stock or BPW Common Stock of securities convertible into Company Common Stock or BPW Common Stock, as applicable). For the avoidance of doubt, the Merger Consideration shall not be adjusted to reflect the Warrant Exchange Offer or any change in connection with the exercise of conversion rights by stockholders of BPW pursuant to Section 9.3 of the BPW Charter).

Section 2.8 Fractional Interests.

(a) No fractional shares of Company Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of BPW Common Stock otherwise entitled to a fractional share of Company Common Stock pursuant to Section 2.7(a) will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.8, a cash payment in lieu of such fractional share of Company Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of

Company Common Stock equal to the excess of (i) the aggregate number of shares of Company Common Stock to be delivered to the Exchange Agent by the Company pursuant to Section 2.9(a) over (ii) the aggregate number of whole shares of Company Common Stock to be distributed to the holders of shares of BPW Common Stock pursuant to Section 2.9(b) (such excess being herein called the “Excess Shares”). The Parties acknowledge that payment of cash in lieu of fractional shares of Company Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Company of issuing fractional shares and does not represent separately bargained-for consideration. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of shares of BPW Common Stock that would otherwise receive fractional shares of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE in the manner provided in the following paragraph.

(b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders of shares of BPW Common Stock that would otherwise receive fractional shares of Company Common Stock, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the proceeds of such sale or sales have been distributed to the holders of shares of BPW Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of shares of BPW Common Stock that would otherwise receive fractional shares of Company Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of shares of BPW Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of shares of BPW Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of shares of BPW Common Stock would otherwise be entitled.

(c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of BPW Common Stock in lieu of any fractional shares of Company Common Stock, the Exchange Agent shall make available such amounts to such holders without interest, subject to and in accordance with Section 2.9.

Section 2.9 Surrender of BPW Common Stock; Transfer Books.

(a) Prior to the Closing Date, the Company shall designate a bank or trust company reasonably acceptable to BPW to act as agent for BPW Stockholders in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall receive the Merger Consideration to which BPW Stockholders shall become entitled pursuant to Section 2.7(a). Prior to the Effective Time, the Company will make available to the Exchange Agent sufficient shares of Company Common Stock to make all exchanges pursuant to Section 2.9(b). The Exchange Agent shall cause the shares of Company Common Stock and dividends or distributions with respect thereto deposited by the Company to be (i) held for the benefit of BPW Stockholders and (ii) promptly applied to making the exchanges and payments provided for in Section 2.9(b). Such shares of Company Common Stock and dividends or distributions with respect thereto shall not be used for any purpose that is not provided for herein.

(b) Promptly after the Effective Time, the Company shall, or shall cause the Exchange Agent to, mail to each BPW Stockholder whose shares were converted pursuant to Section 2.7(a) into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and the cash in lieu of fractional shares pursuant to Section 2.8. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, after giving effect to any required withholding of Taxes pursuant to Section 2.11 hereof (A) a certificate in respect of the Merger Consideration representing that number of whole shares of Company Common Stock, if any, which such holder has the right to receive pursuant to the provisions of Section 2.7(a), with respect to each Certificate formerly representing shares of BPW Common Stock, (B) cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.8, and (C) any dividends or distributions to which such holder is entitled pursuant to Section 2.9(e), in each case without interest, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered and exchanged, each Certificate shall represent solely the right to receive the Merger Consideration into which the shares of BPW Common Stock it theretofore represented shall have been converted pursuant to Section 2.7(a), cash in lieu of any fractional shares pursuant to Section 2.8 and any dividends or distributions pursuant to Section 2.9(e), in each case without interest. If the exchange of certificates representing shares of Company Common Stock in respect of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such exchange shall have paid any Transfer Taxes and other Taxes required by reason of the payment of cash or exchange of certificates representing shares of Company Common Stock to a Person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Company that such Tax either has been paid or is not applicable.

(c) At any time after the twelve month anniversary of the Effective Time, the Company shall be entitled to require the Exchange Agent to deliver to the Company shares of Company Common Stock, cash and any other instruments in its possession relating to the transactions contemplated by this Agreement which had been made available to the Exchange Agent and which have not been distributed to holders of Certificates. Thereafter, each holder of a Certificate, representing shares converted pursuant to Section 2.7(a) may surrender such Certificate to the Company and (subject to applicable abandoned property, escheat or other similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Section 2.7(a), Section 2.8 or Section 2.9(e), as applicable, in each case without interest, but shall have no greater rights against the Company than may be accorded to general creditors of the Company under applicable law in respect of the Merger Consideration. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Company, the Surviving Company or the Exchange Agent shall be liable to any stockholder of BPW (or BPW Stockholder) for any part of the Merger Consideration that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) At the Effective Time, the stock transfer books of BPW shall be closed and thereafter there shall be no further registration of transfers of shares of BPW Common Stock on the records of BPW. From and after the Effective Time, the holders of Certificates representing ownership of BPW Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of BPW Common Stock, except as otherwise provided for herein or by applicable law.

(e) No dividends or other distributions declared or paid after the Effective Time with respect to shares of Company Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock to which such Person is entitled, if any, and no Merger Consideration, or any cash in lieu of fractional shares pursuant to Section 2.8, shall be paid to such holder until the holder of such Certificate surrenders such Certificate in accordance with the provisions of this Agreement. Upon such surrender or submission, the Company shall cause to be paid to the Person in whose name the certificates representing the Company Common Stock shall be issued in respect of such surrendered Certificate any dividends or distributions with respect to such shares of Company Common Stock to which such Person is entitled, if any, which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender, in each case without interest. In no event shall the Person entitled to receive such dividends or distributions be entitled to receive interest thereon.

Section 2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Company Common Stock (and cash in lieu of any fractional shares of Company Common Stock) in respect of the Merger Consideration, if any, and dividends or distributions, if any, as may be required to be issued or paid pursuant to Section 2.7(a), Section 2.8 and Section 2.9(e); provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.11 Withholding Rights.

(a) The Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration, cash in lieu of fractional shares, if any, or dividends or distributions, if any, otherwise payable pursuant to this Agreement to any stockholder of BPW (or BPW Stockholder) such amounts as the Company or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax law. To the extent that amounts are so withheld by the

Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the BPW Stockholder in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

(b) Not more than 30 days prior to the Closing Date, BPW shall deliver to the Company a certificate, substantially in the form provided for in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that BPW is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five year period ending on the Closing Date. If no such certificate is delivered, the Company shall be entitled to deduct and withhold from the Merger Consideration and cash in lieu of fractional shares, if any, otherwise payable pursuant to this Agreement to any stockholder of BPW (or BPW Stockholder) such amounts as the Company is required to withhold pursuant to section 1445 of the Code.

Section 2.12 Sponsors’ Agreement. BPW, the Company, BNYH BPW Holdings LLC (“BNYH”) and Perella Weinberg Partners Acquisition LP (“PWP” and, together with BNYH, the “Sponsors”) will enter into the Sponsors’ Agreement (the “Sponsors’ Agreement”) attached hereto as Exhibit C concurrently with the execution of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

The Company and Merger Sub represent and warrant to BPW that the statements contained in this Article III are true and correct except as set forth herein, in the disclosure schedule delivered by the Company to BPW concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), as disclosed in any Company SEC Document filed with the SEC on or after January 1, 2008 and prior to the date of this Agreement and publicly available on EDGAR (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) or as otherwise limited herein.

Section 3.1 Organization and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, when taken with all other such failures, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries have previously made available to BPW true and correct copies of their respective Organizational Documents as in effect on the date hereof.

Section 3.2 Authorization; Validity and Effect of Agreement.

(a) Each of the Company and Merger Sub has the requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and each Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreements to which the Company or Merger Sub is a party by the Company or Merger Sub, as the case may be, and the performance by the Company and Merger Sub of their respective obligations hereunder and thereunder and the consummation by the Company and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized and approved by the Company Board (acting upon the unanimous recommendation of the Audit Committee) and the Company Stockholders, and all other necessary corporate action on the part of the Company and Merger Sub, and no other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize this Agreement, any Ancillary Agreement to which the Company or Merger Sub is a party or the transactions contemplated hereby or thereby. Each of this Agreement and the Ancillary Agreements to which the Company or Merger Sub is a party has been duly and validly executed and delivered by the Company and/or Merger Sub, as applicable, and assuming the same are legally binding on the other parties thereto constitutes a legal, valid and binding obligation of the Company and/or Merger Sub, as applicable, enforceable against the Company and/or Merger Sub, as applicable, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(b) The Audit Committee’s charter provides it with the authority to, among other things, review and approve all material transactions with affiliated entities or other related persons, including the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.3 Capitalization.

(a) As of the date hereof and as of the date of the Effective Time, the authorized shares of capital stock of the Company consists of 200,000,000 shares of Company Common Stock. As of the close of business on October 31, 2009, (i) 55,068,373 shares of Company Common Stock were issued and outstanding, which includes 1,308,665 shares of Company Restricted Stock, (ii) 10,525,635 shares of Company Common Stock were subject to Company Options and (iii) no shares of Company Common Stock were subject to Company Stock Awards. From October 31, 2009 to the date hereof, no shares of Company Common Stock have been issued or reserved for issuance, except for shares of Company Common Stock issued in respect of the exercise, conversion or exchange of Company Stock Rights outstanding on October 31, 2009 or as set forth in Section 3.3(a) of the Company Disclosure Schedule.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth as of the date hereof, for the Company Stock Plans, the dates on which each outstanding Company Stock Right under such plan was granted, the number of outstanding Company Stock Rights granted on each such date, the number and class of shares of Company Common Stock for or into which each such Company Stock Right is exercisable, convertible or exchangeable, and, where applicable, the vesting schedule and/or exercise price thereof. Except (i) as set forth in this Section 3.3(b) and (ii) as described in Section 3.3(b) of the Company Disclosure Schedule, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock or any other equity interests of the Company or its Subsidiaries or other voting securities of the Company or its Subsidiaries or obligating the Company or its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and neither the Company nor its Subsidiaries has granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Company or the value of Company Common Stock or any other equity interests of the Company.

(c) There are no outstanding or contingent obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any other equity interests in the Company or the capital stock or ownership interests of any Subsidiary of the Company.

(d) All shares of Company Common Stock subject to issuance as specified in Section 3.3(b) hereof or in Section 3.3(b) of the Company Disclosure Schedule, are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, including payment of any exercise price in respect thereof, will be validly issued, fully paid and nonassessable.

(e) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding. Except for the A Agreement, there are no voting trusts, proxies or other voting agreements with respect to the equity interests in the Company to which the Company or any of its Subsidiaries is a party. No Subsidiary of the Company owns any capital stock of the Company.

(f) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are, and will, as of the Effective Time, be, owned by the Company, free and clear of any lien other than Permitted Encumbrances.

Section 3.4 Subsidiaries. The only Subsidiaries of the Company are those set forth in Section 3.4 of the Company Disclosure Schedule. Section 3.4 of the Company Disclosure Schedule sets forth the equityholder(s) of each Subsidiary, the percentage of ownership of the equityholder(s) of each Subsidiary and the jurisdiction of incorporation of each Subsidiary. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company’s Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company’s Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

Section 3.5 Other Interests. Neither the Company nor any of its Subsidiaries owns or has the right or option to acquire, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person (“Other Entity”), other than the rights held by the Company or its Subsidiaries identified in Section 3.4 of the Company Disclosure Schedule. Section 3.5 of the Company Disclosure Schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by each stockholder of the entity and the jurisdiction of incorporation of each Other Entity.

Section 3.6 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Company or Merger Sub is a party by the Company or Merger Sub, as the case may be, nor the performance by the Company and Merger Sub of their respective obligations hereunder or thereunder, nor the consummation by the Company and Merger Sub of any of the transactions contemplated hereby or thereby, will: (i) conflict with the Company’s Organizational Documents or the Organizational Documents of any of its Subsidiaries; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their Assets; or (iii) violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of the Company or any of its Subsidiaries under, or give rise to any Third Party’s right of first refusal, termination or other similar right under, any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective Assets are bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults, consents, liens or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution and delivery of this Agreement or any Ancillary Agreement to which the Company or Merger Sub is a party by the Company or Merger Sub, as the case may be, nor the performance by the Company and Merger Sub of their respective obligations hereunder or thereunder, nor the consummation of any of the transactions contemplated hereby or thereby, will violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination by any Third Party of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any Assets or business of the Company or any of its Subsidiaries under, any Indebtedness.

(c) No consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which the Company or Merger Sub is a party by the Company or Merger Sub, as the case may be, or the consummation by the Company and Merger Sub of any of the transactions contemplated by hereby or thereby, other than (A) the filing with the SEC of (1) the joint information statement/proxy statement/prospectus to be sent to the stockholders of the Company and BPW, including in connection with the BPW Stockholders Meeting (the “Information Statement/Proxy Statement/Prospectus”), (2) the Registration Statement and (3) the Offer Documents, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement or any Ancillary Agreement to which the Company or Merger Sub is a party; (B) compliance with the applicable requirements of the HSR Act; (C) the filing of the Certificate of Merger pursuant to the DGCL; (D) filings with the NYSE, AMEX and NASD; (E) such filings and approvals as may be required by any applicable state securities or “blue sky” laws (“Blue Sky Laws”); (F) business, operating and occupancy licenses and permits; and (G) such consents, approvals, authorizations, permits, registrations, declarations and filings the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Compliance. To the Company’s Knowledge, the Company and each of its Subsidiaries is in compliance in all material respects with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2007, or has Knowledge of any written notice received by it at any time, in each case, other than routine customer and employee claims and complaints, asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which written notice has not been resolved as required thereby or otherwise to the reasonable satisfaction of the party sending the notice, except for (A) matters being contested in good faith and set forth in Section 3.7 of the Company Disclosure Schedule and (B) such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 SEC Documents.

(a) The Company has filed with the SEC all reports, schedules, statements and other documents required to be filed by the Company with the SEC since December 31, 2006 (collectively, the “Company SEC Reports”). As of their respective dates, with respect to Company SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to Company SEC Reports filed pursuant to the Securities Act, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to make any filing with the SEC.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations, stockholders’ equity and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act.

(c) Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of October 31, 2009, (ii) liabilities or obligations arising in the ordinary course of business on or after October 31, 2009 and prior to the date hereof, (iii) liabilities incurred on or after the date hereof that are permitted by Section 5.1 and (iv) other liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The financial records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to adversely effect the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). Each of the Company and its Subsidiaries (x)

has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity and its Subsidiaries is made known to the management of such entity by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the Audit Committee (A) any significant deficiencies in the design or operation of Internal Controls which could adversely affect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its Internal Controls.

Section 3.9 Absence of Certain Changes. From October 31, 2009, the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices, and there has not been any change in the Company’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Litigation. There is no Action (i) instituted, (ii) pending and served upon the Company or any of its Subsidiaries, or (iii) to the Knowledge of the Company, pending and not served upon the Company or its Subsidiaries, or threatened, in each case against the Company or any of its Subsidiaries or any of their respective Assets which, individually or in the aggregate, directly or indirectly, would reasonably be expected to have a Company Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against the Company, any of its Subsidiaries or any of their respective Assets or any statute, rule or order of any Governmental Entity applicable to the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all respects, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them prior to the Closing Date, or, with respect to Taxes not yet due and payable, have established in the financial statements of the Company adequate reserves in accordance with GAAP for the payment of such Taxes, (iii) all deficiencies asserted or assessed by a Taxing Authority against the Company or any of its Subsidiaries have been paid in full or are adequately reserved in the Financial Statements of the Company, in accordance with GAAP, (iv) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies, (v) there are no Encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances, (vi) no power of attorney granted by the Company or its Subsidiaries with respect to Taxes is currently in force,

(vii) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code, (viii) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or (B) has any liability for Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise, and (ix) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 3.12 Employee Benefit Plans.

(a) The Company has listed in Section 3.12(a) of the Company Disclosure Schedule all Company Employee Plans. Section 3.12(a) of the Company Disclosure Schedule identifies each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(b) With respect to each Company Employee Plan, the Company has made available to BPW a true and correct copy of (i) each writing constituting a part of such Company Employee Plan, including without limitation all plan documents, material employee communications, benefit schedules, trust agreements, group annuity contracts and insurance contracts and other funding vehicles, (ii) the most recent annual report (Form 5500) filed with the IRS and accompanying schedule, if any, (iii) the current summary plan description and summaries of any material modifications thereto, if any, (iv) the most recent actuarial valuation relating to a Company Employee Plan subject to Title IV of ERISA and (v) the most recent determination letter from the IRS, if any.

(c) With respect to the Company Employee Plans, individually and in the aggregate, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company could be subject to any liability (other than liability for the payment of benefits) that individually or in the aggregate would reasonably be expected to result in liability to the Company or any of its Subsidiaries or, to the Knowledge of the Company, to any fiduciary of a Company Employee Plan under ERISA, the Code, any other applicable law or otherwise, which, as the case may be, would reasonably be expected to have a Company Material Adverse Effect. Each Company Employee Plan has been administered in all respects in accordance with its terms, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Company Employee Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. With respect to the Company Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accrued or otherwise properly disclosed in the footnotes in accordance with GAAP, in the financial statements of the Company. To the Company’s Knowledge, none of the Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Employee Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(d) With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) except as set forth in Section 3.12(d) of the Company Disclosure Schedule, the fair market value of the assets of such Company Employee Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested), (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the occurrence of any such reportable event, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries and (vi) the PBGC has not instituted proceedings to terminate any such Company Employee Plan and, to the Company’s Knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Employee Plan.

(e) Section 3.12(e) of the Company Disclosure Schedule lists each Company Employee Plan that is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Except with respect to the plans so listed, none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. If the Company or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from any Multiemployer Plan, no Withdrawal Liability would be incurred. None of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any Multiemployer Plan in which they participate is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(f) (i) There has been no communication to employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee retiree health or life insurance or other retiree death benefits on a permanent basis, and (ii) the Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(g) Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, consultant or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or a related trust. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or any of the Ancillary Agreements to which the Company or Merger Sub is a party (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(h) From January 1, 2005 through December 31, 2008, each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, was maintained in good faith operational compliance with the requirements of (i) Section 409A of the Code and (ii) (x) the proposed regulations issued thereunder, (y) the final regulations issued thereunder or (z) Internal Revenue Service Notice 2005-1. From and after January 1, 2009, each Nonqualified Deferred Compensation Plan and any award thereunder has been maintained in operational compliance with the requirements of Section 409A of the Code the final regulations issued thereunder. As of December 31, 2008, each Nonqualified Deferred Compensation Plan and any award thereunder is in documentary compliance with the requirements of Section 409A of the Code and the final regulations issued thereunder.

Section 3.13 Properties.

(a) Section 3.13(a) of the Company Disclosure Schedule identifies:

(i) all real properties (by name and location) owned by the Company or its Subsidiaries (the “Company Owned Property”) as of the date hereof, which are all of the real properties owned by them as of the date hereof; and

(ii) all material leases for real properties and interests in real properties leased or operated by the Company or its Subsidiaries as lessee (the “Company Leased Property”) as of the date hereof. The Company Owned Property and the Company Leased Property is referred to herein collectively as the “Company Real Property.”

(b) The Company or its Subsidiaries have good and valid title to the Company Owned Property, and a valid leasehold interest in the Company Leased Property, sufficient to allow each of the Company and its Subsidiaries to conduct their business as and where currently conducted in all material respects. To the Company’s Knowledge, each Company Real Property is (i) not subject to any Encumbrances, except for any Permitted Encumbrances and (ii) not encumbered by any Indebtedness.

(c) All (i) certificates, permits or licenses from any Governmental Entity having jurisdiction over any Company Real Property and (ii) agreements, easements or other rights, necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Real Property or to permit the lawful use and operation of all driveways, roads, and other means of egress and ingress to and from any Company Real Property have been obtained and are in full force and effect, except where the failure to obtain or maintain the same would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the Company’s Knowledge there is no pending threat of modification or cancellation of the same, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Real Property is located outside of the United States.

Section 3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts of the Company in effect as of the date hereof. Each such Material Contract has been delivered to, or made available for review by, BPW and is a true and correct copy of such Material Contract (including all amendments thereto).

(b) (i) There is no breach or violation of or default by the Company or any of its Subsidiaries under any of such Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries, or, to the Company’s Knowledge, with respect to a Third Party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.15 Labor Relations. Neither the Company nor any of its Subsidiaries is a party, or otherwise subject, to any collective bargaining agreement or similar contract; (ii) there are no proceedings asserting unfair labor practice charges pending against the Company or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the Company or any of its Subsidiaries; and (iii) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, except in the case of clauses (i), (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company, its Subsidiaries and each member of their respective business enterprises have in all material respects complied, and are in material compliance, with all laws and regulations in respect of wages and employment (including, the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws). Without limiting the generality of the foregoing, each individual who renders services to the

Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of Tax and Tax reporting and under Company Employee Plans) is properly so characterized, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Environmental Matters.

(a) The Company and each of its Subsidiaries, to the Company’s Knowledge, (i) have obtained all permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws with respect to the Company Real Property and (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except, in the case of clause (i) and (ii) above, as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, neither the Company nor any its Subsidiaries has received a written notice of, or has any Knowledge of, any present or unremediated past violations of Environmental Laws, or of any event, incident or Action preventing continued compliance with such Environmental Laws, or which would reasonably be expected to give rise to any common law environmental liability, or form the basis of any Action against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any Hazardous Material or otherwise relating to protection of human health or the environment.

(c) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, (i) no underground storage tank or other underground storage receptacle for Hazardous Material is located on any Company Real Property; (ii) no Company Real Property contains any Hazardous Material that would reasonably be expected to give rise to any common law environmental liability; and (iii) the Company is conducting all monitoring and remediation of Hazardous Materials present at any Company Real Property as required by Environmental Laws or any Governmental Entities.

Section 3.17 Opinion of Financial Advisor. The Audit Committee has received the opinion of Barclays Capital Inc. (the “Company Financial Advisor”), as of the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of Company Common Stock (other than A and its Subsidiaries) from a financial point of view and such opinion has not been rescinded or amended in any material respect.

Section 3.18 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, the fees and expenses of which shall be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to BPW a complete and correct copy of all agreements (including any amendments thereto) between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any such payment.

Section 3.19 Vote Required. The Company Board, acting upon the unanimous recommendation of the Audit Committee, at a meeting duly called and held (a) determined that this Agreement and the transactions contemplated hereby and by the Ancillary Agreements, including the Merger and the issuance of Company Common Stock in connection therewith, are fair to, and in the best interests of, the stockholders of the Company, (b) approved this Agreement, the Ancillary Agreements, the Merger, the issuance of Company Common Stock in connection therewith and the other transactions contemplated hereby and thereby and (c) declared that this Agreement, the Ancillary Agreements, the Merger, the issuance of Company Common Stock in connection therewith and the other transactions contemplated hereby and thereby are advisable. This Agreement, the Ancillary Agreements, the Merger, the issuance of Company Common Stock in connection therewith and the other transactions contemplated hereby and thereby have been duly approved by the written consent of the holders of the requisite number of shares of Company Common Stock (which written consent is attached hereto as Exhibit D) and no other vote or action of the Company Stockholders is necessary to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 3.20 Insurance. The Company maintains insurance coverage with reputable insurers or self insurance practices, in such amounts and covering such risks which in its judgment are reasonable for the business of the Company and its Subsidiaries. Section 3.20 of the Company Disclosure Schedule sets forth a list as of the date hereof of all material insurance policies in respect of any Assets of the Company and its Subsidiaries naming the Company, any of its Subsidiaries or any employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any of its Subsidiaries has paid or is obligated to pay all or part of the premiums (together, “Company Insurance Policies”). There is no claim by the Company or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer and (b) individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, all such insurance policies are in full force and effect in all material respects, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 3.21 Takeover Provisions Inapplicable. The Company Board, acting upon the unanimous recommendation of the Audit Committee, has adopted resolutions sufficient to render inapplicable the limitations on “business combinations” contained in Section 203 of the DGCL to BPW and the BPW Stockholders, this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and by the Ancillary Agreements. No other state anti-takeover statute or regulation, nor any takeover-related provision in the Company Organizational Documents, is applicable to BPW or the BPW Stockholders, this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and by the Ancillary Agreements that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the

Merger or the other transactions contemplated hereby or by the Ancillary Agreements, (ii) have the effect of invalidating or voiding this Agreement or any of the Ancillary Agreements, or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject BPW or the BPW Stockholders to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Ancillary Agreements or the Certificate of Merger.

Section 3.22 Affiliate Transactions. From January 1, 2008 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Reports or Section 3.22 of the Company Disclosure Schedule.

Section 3.23 Intellectual Property.

(a) To the Company’s Knowledge, the Company owns or has the right to use all Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, as identified in Section 3.23(a) of the Company Disclosure Schedule, except where the failure of the foregoing to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all registrations of Owned Company IP are currently in good standing.

(c) The Company’s and its Subsidiaries’ title in all Owned Company IP is valid, subsisting and enforceable, except where the failure to be so valid, subsisting and enforceable would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company or one of its Subsidiaries owns all right, title and interest in each item of Owned Company IP, free and clear of all Encumbrances other than Permitted Encumbrances. No additional material license fees in respect of any Owned Company IP that is owned by any Person jointly with the Company or its Subsidiaries will be payable the Company or any of its Subsidiaries following the Closing to any such Person for the use or exploitation of such Owned Company IP as a result of the transactions contemplated by the Agreement.

(e) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the secrecy and confidentiality of all Trade Secrets that are included in the Owned Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) To the Knowledge of the Company, as of the date hereof, no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business is infringing upon, violating or misappropriating any Owned Company IP, except where any such infringement, misappropriation or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened with respect to: (i) any alleged infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries or any of its or their current products or services; (ii) any claim challenging the validity or enforceability of any Owned Company IP, or the ownership by the Company or the respective Subsidiary of such Owned Company IP; or (iii) any claim contesting the Company’s or any of its Subsidiaries’ rights with respect to any Licensed Company IP, except in the case of clauses (i), (ii) and (iii), for any of the foregoing, that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, the Company and its Subsidiaries are not subject to any order, judgment or decree that restricts or impairs the use of any Company IP, except (x) for any such order, judgment or decree that is generally applicable to Persons engaged in the businesses engaged in by the Company and its Subsidiaries or (y) where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.24 Information Statement/Proxy Statement/Prospectus; Form S-4 Registration Statement; Offer Documents; Other Information. None of the information with respect to the Company or its Subsidiaries supplied by the Company in writing specifically for inclusion in the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, in the registration statement on Form S-4 pursuant to which the issuance of shares of Company Common Stock to be issued in the Merger will be registered under the Securities Act (the “Registration Statement”), of which the Information Statement/Proxy Statement/Prospectus will form a part, or any amendments thereof or supplements thereto, or in the Offer Documents or any amendments thereof or supplements thereto, will (i) in the case of the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Information Statement/Proxy Statement/Prospectus and at the time of the BPW Stockholders Meeting, (ii) in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective, or (iii) in the case of the Offer Documents or any amendments thereof or supplements thereto, at the time of the mailing of the Offer Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information related to BPW or any of its Affiliates included in the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, the Registration Statement or any amendments thereof or supplements thereto, or the Offer Documents or any amendments thereof or supplements thereto, as the case may be.

Section 3.25 Financial Ability.

(a) The Company has received and entered into, and furnished to BPW, an executed commitment letter, dated as of the date hereof (the “Commitment Letter”) from the lender party thereto (the “Lender”), a complete and correct copy of which is attached as Exhibit E relating to the commitment of the Lender to provide a portion of the Financing on the terms set forth therein.

(b) The Commitment Letter is valid, binding and in full force and effect and enforceable against the parties thereto in accordance with its terms, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Company under the terms and conditions of the Commitment Letter, other than any such default, breach or failure that has been waived by the Lender, or otherwise cured in a timely manner by the Company to the satisfaction of the Lender. Except to the extent replaced after the date hereof by amendment or restatement of the $150M Revolving Credit Agreement, each of the Support Letters (as defined in the A Agreement) is valid, binding and in full force and effect and enforceable against the parties thereto in accordance with its terms, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Company under the terms and conditions of any Support Letter, other than any such default, breach or failure that has been waived by A, or otherwise cured in a timely manner by the Company.

(c) As of the date hereof, there is no amount due or outstanding in respect of the Secured Revolving Loan Agreement, dated as of April 10, 2009 (as amended, supplemented or otherwise modified from time to time, the “$150M Revolving Credit Agreement”), by and between A and the Company. The $150M Revolving Credit Agreement is valid, binding and in full force and effect and enforceable against the parties thereto in accordance with its terms, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Company under the terms and conditions of such agreement, other than any such default, breach or failure that has been waived by A, or otherwise cured in a timely manner by the Company.

Section 3.26 Trust Waiver. The Company hereby acknowledges that it has reviewed the final prospectus of BPW, dated February 26, 2008, and the Trust Account Agreement, and is aware that disbursements from the Trust Account are available in the circumstances set forth therein and as described in Section 6.12.

Section 3.27 Merger Sub. Merger Sub was formed on December 7, 2009 solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities other than incident to its formation and related to this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BPW

BPW represents and warrants to the Company and Merger Sub that the statements contained in this Article IV are true and correct except as set forth herein, in the disclosure schedule delivered by BPW to the Company concurrently with the execution of this Agreement (the “BPW Disclosure Schedule”), as disclosed in any BPW SEC Document filed with the SEC prior to the date of this Agreement and publicly available on EDGAR (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature) or as otherwise limited herein.

Section 4.1 Organization and Qualification. BPW is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. BPW is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership or operation of its properties or the nature of its activities makes such qualification necessary, except for such failures of BPW to be so qualified as would not, when taken with all other such failures, reasonably be expected to have a BPW Material Adverse Effect.

Section 4.2 Authorization; Validity and Effect of Agreement. BPW has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject only to the BPW Requisite Vote (i) adopting and approving this Agreement and the Ancillary Agreements and approving the transactions contemplated hereby and thereby, (ii) approving amendments to the BPW Charter as required so that the BPW Charter can be amended and restated, effective upon the Closing, in substantially the form set forth on Exhibit F (the “BPW Charter Amendment”) and (iii) approving the Initial Charter Amendment (together, such approvals being the “BPW Voting Proposal”). The execution and delivery of this Agreement and each Ancillary Agreements to which BPW is a party by BPW, and the performance by BPW of its obligations hereunder and thereunder and the consummation by BPW of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of BPW (the “BPW Board”) and all other necessary corporate action on the part of BPW, other than the BPW Voting Proposal, and no other proceedings on the part of BPW are necessary to authorize this Agreement, any Ancillary Agreement to which BPW is a party or the transactions contemplated hereby or thereby. Each of this Agreement and the Ancillary Agreements to which BPW is a party has been duly and validly executed and delivered by BPW and assuming the same are legally binding on the other parties thereto constitutes a legal, valid and binding obligation of BPW, enforceable against BPW in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3 Capitalization.

(a) As of the date hereof and as of the Effective Time, the authorized stock of BPW consists of 200,000,000 shares of common stock, $0.0001 par value per share (“BPW Common Stock”) and 1,000,000 shares of preferred stock, $0.0001 par value per share (“BPW Preferred Stock”). As of the close of business on December 7, 2009, 41,176,471 shares of BPW Common Stock were issued and outstanding and no shares of BPW Preferred Stock were issued or outstanding.

(b) Section 4.3(b) of the BPW Disclosure Schedule sets forth, as of the date hereof, the number of issued and outstanding BPW Warrants, the exercise prices with respect thereto and the number of shares of BPW Common Stock into which such BPW Warrants are exercisable; provided that no BPW Warrants are exercisable until the consummation of a Business Combination. Except (i) as set forth in this Section 4.3(b), (ii) as described in Section 4.3(b) of the BPW Disclosure Schedule and (iii) for rights of holders of BPW Common Stock to convert their shares of BPW Common Stock into cash held in the Trust Account, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which BPW is a party or by which any of them is bound obligating BPW to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of BPW Common Stock or any other equity interests of BPW or other voting securities of BPW or obligating BPW to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking and BPW has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of BPW or the value of BPW Common Stock or any other equity interests of BPW.

(c) BPW does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or any Ancillary Agreement to which BPW is a party, nor the performance by BPW of its obligations hereunder and thereunder, nor the consummation by BPW of any of the transactions contemplated hereby and thereby, will: (i) conflict with BPW’s Organizational Documents; (ii) assuming satisfaction of the requirements set forth in Section 4.4(b) below, violate any statute, law, ordinance, rule or regulation, applicable to BPW or any of its Assets; or (iii) except as set forth in Section 4.4(a)(iii) of the BPW Disclosure Schedule, violate, breach, require consent under, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of BPW under, or result in the creation or imposition of any lien upon any Assets or business of BPW under or give rise to any Third Party’s right of first refusal, termination or other similar right under any note, bond, indenture, mortgage, deed of trust, lease, or permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which BPW is a party or by which BPW or any of its respective Assets are bound or encumbered, or give any Person the right to require BPW to purchase or repurchase any notes, bonds or instruments of any kind, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults, consents, liens or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a BPW Material Adverse Effect.

(b) Except as set forth in Section 4.4(a) or 4.4(b) of the BPW Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by BPW in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which BPW is a party by BPW or the consummation by BPW of the Merger and any of the other transactions contemplated hereby or thereby, other than (i) the filing with the SEC of the Information Statement/Proxy Statement/Prospectus and the Offer Documents, and such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the Securities Act, as may be required in connection with this Agreement or any Ancillary Agreement to which BPW is a party; (ii) compliance with the applicable requirements of the HSR Act, (iii) the filing of the Certificate of Merger, the BPW Charter Amendment and, if necessary, the Initial Charter Amendment pursuant to the DGCL; (iv) filings with the NYSE, AMEX and NASD; (v) such filings and approvals as may be required by any applicable state securities or Blue Sky Laws; (vi) business, operating and occupancy licenses and permits; and (vii) such consents, approvals, authorizations, permits, registrations, declarations and filings, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have BPW Material Adverse Effect.

Section 4.5 Compliance. To BPW’s Knowledge, BPW is in compliance with all foreign, federal, state and local laws and regulations applicable to their operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, reasonably be expected to have a BPW Material Adverse Effect.

Section 4.6 SEC Documents.

(a) BPW has filed with the SEC all reports, schedules, statements and other documents required to be filed by BPW with the SEC since the IPO (collectively, the “BPW SEC Reports”). As of their respective dates, with respect to BPW SEC Reports filed pursuant to the Exchange Act, and as of their respective effective dates, as to BPW SEC Reports filed pursuant to the Securities Act, the BPW SEC Reports (i) complied, or with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, or with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into BPW SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of BPW as of its date, and each of the consolidated statements of income, stockholders’ equity and cash flows of BPW included in or incorporated by reference into BPW SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations and cash flows, as the case may be, of BPW for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act.

(c) BPW has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of BPW or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of BPW as of September 30, 2009, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness), and (iii) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a BPW Material Adverse Effect.

Section 4.7 Absence of Certain Changes. Except as set forth in Section 4.7 of the BPW Disclosure Schedule, from September 30, 2009, BPW has conducted its businesses in all material respects in the ordinary and usual course consistent with past practices, and there has not been any change in BPW’s business, operations, condition (financial or otherwise), results of operations, Assets or liabilities, except for changes which, individually or in the aggregate, would not reasonably be expected to have a BPW Material Adverse Effect.

Section 4.8 Litigation. Except as set forth in BPW SEC Reports filed prior to the date of this Agreement, there is no Action (i) instituted, (ii) pending and served upon BPW, or (iii) to the Knowledge of BPW, pending and not served on BPW or threatened, in each case against BPW or any of its Assets which, individually or in the aggregate, would reasonably be expected to have BPW Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against BPW or any of its respective Assets, or any statute, rule or order of any Governmental Entity applicable to BPW which, individually or in the aggregate, would reasonably be expected to have a BPW Material Adverse Effect.

Section 4.9 Title to Property. Except as set forth in Section 4.9 of the BPW Disclosure Schedule, BPW does not own or lease any real property or personal property. Except as set forth in Section 4.9 of the BPW Disclosure Schedule, there are no options or other contracts under which BPW has a right or obligation to acquire or lease any interest in real property or personal property.

Section 4.10 Contracts.

(a) Section 4.10 of the BPW Disclosure Schedule contains a complete and accurate list of all Material Contracts to which BPW is a party in effect as of the date hereof. Each such Material Contract has been delivered to, or made available for review by, the Company and is a true and correct copy of such Material Contract (including all amendments thereto).

(b) (i) There is no breach or violation of or default by BPW under any of such Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to BPW or, to BPW’s Knowledge, with respect to a Third Party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to be have a BPW Material Adverse Effect.

Section 4.11 Intellectual Property. Except for its corporate name, BPW does not own, license or otherwise have any right, title or interest in any Intellectual Property whether or not registered.

Section 4.12 Employee Benefits Plans. BPW does not maintain, and has no liability under, any BPW Employee Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of BPW, or (ii) result in the acceleration of the time of payment or vesting of any such compensatory payments.

Section 4.13 Labor Matters. BPW is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by BPW and BPW does not know of any activities or proceedings of any labor union to organize any such employees. Except as disclosed in Section 4.13 of the BPW Disclosure Schedule, BPW has no employees and has had no employees since inception.

Section 4.14 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a BPW Material Adverse Effect, (i) BPW has prepared and timely filed (taking into account any extension of time within which to file), or have had timely filed on its behalf, all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all respects, (ii) BPW has paid all Taxes that are required to be paid by any of them prior to the Closing Date or, with respect to Taxes not yet due and payable, have established in the financial statements of BPW adequate reserves in accordance with GAAP for the payment of such Taxes, (iii) all deficiencies asserted or assessed by a Taxing Authority against BPW have been paid in full or are adequately reserved in the financial statements of BPW, in accordance with GAAP, (iv) as of the date of this Agreement, there are not pending or, to the Knowledge of BPW, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes or Tax deficiencies, (v) there are no Encumbrances for Taxes on any of the assets of BPW other than Permitted Encumbrances, (vi) no power of attorney granted by BPW with respect to Taxes is currently in force, (vii) BPW has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code, (viii) BPW (A) is not a party to or is not bound by any Tax sharing, allocation or indemnification agreement or (B) does not have any liability for Taxes of any other Person (other than BPW) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract or otherwise, and (ix) BPW has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

Section 4.15 Opinion of Financial Advisor. The BPW Board has received the opinion of Financo Securities, LLC (the “BPW Financial Advisor”), as of the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of BPW Common Stock (other than the Sponsors) from a financial point of view and such opinion has not been rescinded or amended in any material respect.

Section 4.16 Brokers. Except as set forth in Section 4.16 of the BPW Disclosure Schedule, no broker, finder or investment banker (other than the BPW Financial Advisor, the fees and expenses of which shall be paid by BPW) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of BPW that would reasonably be expected to result in any liability to the Company or any of its Subsidiaries if the transactions contemplated hereby are not consummated. BPW has heretofore furnished to the Company a complete and correct copy of all agreements (including any amendments thereto) between BPW and the BPW Financial Advisor pursuant to which such firm would be entitled to any such payment.

Section 4.17 Vote Required. The only votes of the holders of any class or series of BPW’s equity interests necessary to approve the BPW Voting Proposal are (i) the affirmative vote of a majority of the outstanding shares of BPW Common Stock, provided that Public Stockholders (as defined in the BPW Charter) who are present at the BPW Stockholders Meeting and entitled to vote thereon must vote a majority of the shares of BPW Common Stock held by them, in each case in favor of adoption and approval of this Agreement and the Ancillary Agreements and approval of the transactions contemplated hereby and thereby, including the Merger and (ii) the affirmative vote of the holders of a majority of the outstanding shares of BPW Common Stock to approve the BPW Charter Amendment and the Initial Charter Amendment (provided that, even if the votes referred to clauses (i) and (ii) above were obtained, the BPW Voting Proposal shall be deemed not to have been approved if holders of 35% or more of the outstanding shares of BPW Common Stock issued in the IPO vote against (A) this Agreement and the transactions contemplated hereby and by the Ancillary Agreements and/or (B) the Initial Charter Amendment, and properly elect conversion of their shares pursuant to Section 9.3 of the BPW Charter) (collectively, the “BPW Requisite Vote”). The BPW Board, at a meeting duly called and held (a) unanimously determined that this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, the BPW Charter Amendment and the Initial Charter Amendment, are fair to, and in the best interests of, BPW’s stockholders, (b) approved this Agreement, the Merger, the BPW Charter Amendment, the Initial Charter Amendment, the Ancillary Agreements and the other transactions contemplated hereby and thereby, (c) has declared that this Agreement, the Merger, the BPW Charter Amendment, Initial Charter Amendment, the Ancillary Agreements and the other transactions contemplated hereby and thereby are advisable, and (d) resolved to recommend that the holders of BPW Common Stock approve and adopt this Agreement, the Merger, the BPW Charter Amendment, Initial Charter Amendment, the Ancillary Agreements and the other transactions contemplated hereby and thereby and not exercise their conversion rights.

Section 4.18 Information Statement/Proxy Statement/Prospectus; Form S-4 Registration Statement; Offer Documents; Other Information. None of the information with respect to BPW supplied by BPW in writing specifically for inclusion in the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, in the Registration Statement or any amendments thereof or supplements thereto, or the Offer Documents or any amendments thereof or supplements thereto, will (i) in the case of the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Information Statement/Proxy Statement/Prospectus and at the time of the BPW Stockholders Meeting, (ii) in the case of the Registration Statement or any amendments thereof or supplements thereto, at the time it becomes effective, or (iii) in the case of the Offer Documents or any amendments thereof or supplements thereto, at the time of the mailing of the Offer Documents, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by BPW with respect to information related to the Company or any Affiliate of the Company included in the Information Statement/Proxy Statement/Prospectus or any amendments thereof or supplements thereto, the Registration Statement or any amendments thereof or supplements thereto, or the Offer Documents or any amendments thereof or supplements thereto, as the case may be.

Section 4.19 Affiliate Transactions. Except as set forth in Section 4.19 of the BPW Disclosure Schedule, from October 12, 2007 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between BPW, on the one hand, and any Affiliates of BPW or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the BPW SEC Reports.

Section 4.20 Trust Account.

(a) The Trust Account Agreement (the “Trust Account Agreement”) by and between BPW and Mellon Bank, N.A. (“Mellon”), dated as of February 26, 2008, is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Other than as set forth on Section 4.20 of the BPW Disclosure Schedule or as filed as an exhibit to a BPW SEC Report, there are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Account Agreement in the BPW SEC Reports to be inaccurate in any material respect and/or that would entitle any Third Party to any portion of the cash proceeds of the initial public offering of BPW (the “IPO”) and private placements of its securities, substantially all of which proceeds have been deposited in a trust account with a Third Party (the “Trust Account”) for the benefit of BPW, certain of its stockholders and the underwriters of its IPO. As of the date hereof, the Trust Account (less (i) any amounts disbursed from the Trust Account to pay any BPW Stockholder that shall have validly exercised conversion rights pursuant to Section 9.3 of the BPW Charter, (ii) any amounts payable to BPW Stockholders or any holder of BPW Warrants in respect of dividends, forward purchases or otherwise, and (iii) amounts incurred and not yet paid by BPW in respect of fees and expenses (including to the underwriters of the IPO in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, but excluding any other amounts that are only payable upon the consummation of a Business Combination or the transactions contemplated by this Agreement)) consists of no less than $339 million invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

(b) Effective as of the Effective Time, the obligations of BPW to dissolve or liquidate within the specified time period contained in the BPW Charter will terminate, and effective as of Effective Time, BPW shall have no obligation, other than as contemplated by this Agreement, to dissolve and liquidate the assets of BPW by reason of the Closing, and following the Effective Time no Public Stockholder (as defined in the BPW Charter) shall be entitled to receive any amount from the Trust Account except as BPW is required to pay to Public Stockholders (as defined in the BPW Charter) who elect to have their shares converted to cash in accordance with the provisions of Section 9.3 of the BPW Charter.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees as to itself and each of its Subsidiaries, except to the extent that BPW shall consent in advance in writing (which consent shall not be unreasonably withheld), or as expressly required or permitted by this Agreement or the Ancillary Agreements (including amendment and restatement of the $150M Revolving Credit Agreement and the concurrent termination of the Support Letters), or as otherwise indicated in Section 5.1 of the Company Disclosure Schedule, or to the extent required by applicable law or a Governmental Entity of competent jurisdiction, to carry on its business in the ordinary course in substantially the same manner as previously conducted in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships and keep available the services of its current officers and employees. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or the Ancillary Agreements (including amendment and restatement of the $150M Revolving Credit Agreement and the concurrent termination of the Support Letters) or expressly set forth on Section 5.1 of the Company Disclosure Schedule or the extent required by applicable law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of BPW (which consent shall not be unreasonably withheld), the Company shall not and shall not permit any of its Subsidiaries to:

(a) adopt or propose any amendment to its Organizational Documents;

(b) other than grants of Company Stock Rights to new non-executive officer hires in the ordinary course of business consistent with past practice and except as required to consummate the Merger and the Warrant Exchange Offer and the transactions related thereto and to comply with its obligations under this Agreement and the Ancillary Agreements, (i) issue, pledge or sell (other than upon exercise of Company Stock Rights outstanding on the date of this Agreement upon payment of the exercise price thereof and withholding of any Taxes required to be withheld), or propose or authorize the issuance, pledge or sale of, or grant any Company Stock Rights or other awards with respect to shares of Company Common Stock or make any other agreements with respect to, any of its shares of capital stock or any other of its securities, (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any of its Subsidiaries, including the Company Stock Rights and the Company Stock Plans, or authorize cash payments in exchange for any Company Stock Rights granted under any of such plans, or (iii) adopt or implement any stockholder rights plan;

(c) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed Subsidiary of the Company), except dividends, contributions or distributions made by or to the Company by or from any Subsidiary of the Company;

(d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its stock or beneficial interests, or any of its other securities;

(e) except pursuant to (x) applicable law or (y) the terms of a Company Employee Plan as in effect on the date hereof, (i) increase in any manner the compensation or benefits payable or to become payable to any of its or its Subsidiaries’ current or former directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any amounts or benefits to, or increase any amounts payable to, any such individual not required by any Company Employee Plan, (ii) become a party to, establish, adopt, enter into, materially amend, commence participation in, terminate or commit itself to the adoption of any collective bargaining agreement or Company Employee Plan (or any arrangement which would have been a Company Employee Plan had it been in effect as of the date of this Agreement), (iii) provide any funding for any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Company Employee Plan, (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Plans or (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law;

(f) (i) lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose (whether by way of merger, consolidation, sale of stock or assets, or otherwise) of any material portion of its properties or Assets, including the capital stock of Subsidiaries (it being understood that the foregoing shall not prohibit the sale of inventory in the ordinary course of business), except for (A) dispositions of Assets with a fair market value of less than $1,000,000, (B) transactions between any Subsidiary of the Company and the Company or another Subsidiary of the Company or (C) dispositions of excess inventory, property, leases, licenses, or other Assets or Fixtures and Equipment that the Company considers obsolete or unnecessary (including assets and licenses that were previously used by its J. Jill business or to support its J. Jill business), or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) except as required under any Material Contracts as in effect as of the date hereof or as expressly contemplated by the Ancillary Agreements, or, to the extent in the ordinary course of business consistent with past practice, related to any vendor financing arrangement or existing proprietary charge card arrangements in amounts that do not exceed $5,000,000 in the aggregate, (i) incur or assume any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Company Subsidiary), (iii) make any acquisition of any other Person (other than a Company Subsidiary) or business or make or acquire any loans, advances or capital contributions to, or investments in, any other Person (other than a Company Subsidiary) (including advances to employees), except for acquisitions, loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another Subsidiary of the Company, or (iv) enter into any “keep well” or other agreement to maintain the financial condition of another entity (other than the Company or any of its Subsidiaries);

(h) make, alter, revoke or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action, amend in any material respect any material Tax Return except in each case as required by law, file any income Tax Return that claims a deduction for or otherwise uses a net operating loss, or except as may be required by, or in order to conform to, applicable law, make any change to any of its material methods of reporting income or deductions (including any change to its methods or basis of write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 2008;

(i) fail to maintain its existing material insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

(j) make any material change to its methods of accounting as in effect on October 31, 2009 except as required by GAAP or the SEC or applicable law, or take any action, other than usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC or applicable law;

(k) enter into or materially amend, terminate or extend any Material Contract, or waive, release, assign or fail to enforce any material rights or claims under any Material Contract, if such Material Contract or any such action or failure to act with respect to a Material Contract would reasonably be expected to impair the ability of the Company or Merger Sub to perform their respective obligations under this Agreement or any of the Ancillary Agreements or prevent or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements;

(l) take, or agree to commit to take, any action that is intended to result in any of the conditions set forth in Section 7.1 or Section 7.3 not being satisfied;

(m) except as expressly contemplated by the Ancillary Agreements, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate of the Company which involves the transfer of material consideration or has a material financial impact on the Company, other than pursuant to such agreements, arrangements, or understandings as in effect on the date of this Agreement or with respect to inter-company loans and/or transfers in the ordinary course of business consistent with past practice between any Subsidiary of the Company and the Company or another Subsidiary of the Company;

(n) pay or commit to pay any expenses or make or commit to make any capital expenditures in excess of $2,500,000 individually, or $12,500,000 in the aggregate (other than capital expenditures for the ordinary course repair or maintenance of capital Assets);

(o) initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by the Company or its Subsidiaries in excess of $1,000,000 per litigation or arbitration, or $3,000,000 in the aggregate, other than settlements related to the early termination of leases in connection with store closings (including settlements related to closed J. Jill stores), state tax matters and insurance litigation; provided that, neither the Company nor any of its Subsidiaries shall compromise or settle any litigation or arbitration proceedings which compromise or settlement involves a material conduct remedy or injunctive or similar relief or has a material restrictive impact on the Company’s business, or (ii) relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby; or

(p) create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person that could reasonably be expected to adversely affect the transactions contemplated hereby.

(q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 5.2 Conduct of Business of BPW Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, BPW agrees, except to the extent that the Company shall consent in advance in writing (which consent shall not be unreasonably withheld), or as otherwise expressly required or permitted by this Agreement or the Ancillary Agreements, or as otherwise indicated in Section 5.2 of the BPW Disclosure Schedule, or to the extent required by applicable law or a Governmental Entity of competent jurisdiction, to, subject to the restrictions set forth in Section 6.3, carry on its business in the ordinary course in substantially the same manner as previously conducted in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships and keep available the services of its current officers and employees. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or the Ancillary Agreements or expressly set forth on Section 5.2 of the BPW Disclosure Schedule or to the extent required by applicable law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld), BPW shall not:

(a) subject to Section 2.5, adopt or propose any amendment to its Organizational Documents (other than the BPW Charter Amendment and Initial Charter Amendment);

(b) create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other interest in any Person;

(c) except as required to consummate the Warrant Exchange Offer and the transactions related thereto and to comply with its obligations under this Agreement and the Ancillary Agreements, (i) issue, pledge or sell, or propose or authorize the issuance, pledge or sale of, or grant any options or other awards with respect to shares of BPW Common Stock or make any other agreements with respect to, any of its shares of capital stock or any other of its securities, (ii) amend, waive or otherwise modify any of the terms of any warrant or stock option plan of BPW, or authorize cash payments in exchange for any warrant or stock option granted under any of such plans, or (iii) adopt or implement any stockholder rights plan;

(d) except as required in connection with the exercise of conversion rights by BPW stockholders pursuant to Section 9.3 of the BPW Charter, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its stock or beneficial interests;

(e) except as required in connection with the exercise of conversion rights by BPW stockholders pursuant to Section 9.3 of the BPW Charter, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its stock or beneficial interests, or any of its other securities;

(f) except to the extent required by (x) applicable law or (y) the terms of a BPW Employee Plan as in effect on the date hereof, (i) increase in any manner the compensation or benefits payable or to become payable to any of its current or former directors, officers, consultants, employees or other service providers, or pay any amounts or benefits (including severance) to, or increase any amounts payable to, any such individual not required by any BPW Employee Plan, (ii) become a party to, establish, adopt, enter into, materially amend, commence participation in, terminate or commit itself to the adoption of any collective bargaining agreement or BPW Employee Plan (or any arrangement which would have been a BPW Employee Plan had it been in effect as of the date of this Agreement), (iii) provide any funding for any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any BPW Employee Plan, (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any BPW Employee Plans or (v) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any BPW Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law;

(g) (i) except as required under any Material Contract listed in Section 4.10 of the BPW Disclosure Schedule, as in effect as of the date hereof, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) any material portion of its properties or Assets, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(h) except as required under any Material Contract listed in Section 4.10 of the BPW Disclosure Schedule, as in effect as of the date hereof, or as expressly contemplated by the Ancillary Agreements, (i) incur, assume or pre-pay any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise)

for the obligations of any other Person, (iii) make any acquisition of any other Person or business or make or acquire any loans, advances or capital contributions to, or investments in, any other Person (including advances to employees), or (iv) enter into any “keep well” or other agreement to maintain the financial condition of another entity;

(i) make, alter, revoke or rescind any material express or deemed election relating to Taxes, settle or compromise any material Action, amend in any material respect any material Tax Return except in each case as required by law, file any income Tax Return that claims a deduction for or otherwise uses a net operating loss, or except as may be required by, or in order to conform to, applicable law, make any change to any of its material methods of reporting income or deductions (including any change to its methods or basis of write-offs of accounts receivable) for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 2008;

(j) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies or, as reasonably determined by BPW, property policies with increased coverage limits to insure all of its owned and leased real property;

(k) make any material change to its methods of accounting as in effect on September 30, 2009 except as required by GAAP or the SEC or applicable law, or take any action, other than usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC or applicable law;

(l) enter into or amend, terminate or extend any Material Contract, or waive, release, assign or fail to enforce any material rights or claims under any Material Contract, other than for the purpose of effecting the transactions contemplated by this Agreement;

(m) take, or agree to commit to take, any action that is intended to result in any of the conditions set forth in Section 7.1 or Section 7.2 not being satisfied;

(n) except as expressly contemplated by the Ancillary Agreements, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any Affiliate of BPW which involves the transfer of material consideration or has a material financial impact on BPW, other than pursuant to such agreements, arrangements, or understandings as in effect on the date of this Agreement;

(o) other than such expenses incurred in connection with the transactions contemplated hereby or by the Ancillary Agreements, pay or commit to pay any expenses in excess of $1,000,000 in the aggregate or make or commit to make any capital expenditures;

(p) initiate, compromise, or settle any litigation or arbitration proceedings (i) involving payments by BPW in excess of $250,000 per litigation or arbitration, or $500,000 in the aggregate, provided that, BPW shall not compromise or settle any litigation or arbitration proceedings which compromise or settlement involves a material conduct remedy or injunctive or similar relief or has a material restrictive impact on BPW’s business, or (ii) relating to this Agreement or any of the Ancillary Agreements or the transactions contemplated hereby or thereby; or

(q) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 5.3 Information. To the extent permitted by applicable law, the Company and BPW will advise each other as soon as reasonably practicable of (and, in the case of any written notice, provide to the other a copy of): (a) any and all material correspondence or material communications received from A relating to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, (b) to the extent material, any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement and (c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Form S-4 and the Information Statement/Proxy Statement/Prospectus; Stockholder Meeting; Warrant Exchange Offer.

(a) The Company and BPW shall cooperate with each other regarding, and prepare and, substantially contemporaneously with, or as promptly as practicable after, the execution of this Agreement, file with the SEC the Information Statement/Proxy Statement/Prospectus, and the Company shall prepare and, substantially contemporaneously with, or as promptly as practicable after, the execution of this Agreement, file the Registration Statement (in which the Information Statement/Proxy Statement/Prospectus will be included). The Company and BPW will cause the Information Statement/Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of BPW and the Company shall use reasonable best efforts to have or cause the Information Statement/Proxy Statement/Prospectus to be cleared by the SEC and to cause the Registration Statement to become effective as promptly as practicable. Without limiting the generality of the foregoing, each of the Company and BPW shall cause its respective Representatives to fully cooperate with the other Party and its respective Representatives in the preparation of the Information Statement/Proxy Statement/Prospectus and the Registration Statement, and shall, upon request, furnish the other Party with all information concerning it and its Affiliates as the other may deem reasonably necessary or advisable in connection with the preparation of the Information Statement/Proxy Statement/Prospectus and the Registration Statement. The Company and BPW hereby agree that the recommendation of the BPW Board described in Section 4.17 (the “BPW Recommendation”) shall be included in the Registration Statement and the Information Statement/Proxy Statement/Prospectus. The Company shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Company Common Stock pursuant to the Merger, if any. As promptly as practicable after the Registration Statement becomes effective, each of the Company and BPW shall cause the Information Statement/Proxy Statement/Prospectus to be mailed to their respective stockholders.

(b) Each of the Company and BPW shall use its reasonable best efforts (i) to, as soon as permissible under applicable law after the approval of the stockholders of the BPW referred to in Section 7.1(b) has been obtained, commence an exchange offer (the “Warrant Exchange Offer”) pursuant to an effective registration statement under the Securities Act, whereby holders of BPW Warrants may elect to exchange their outstanding BPW Warrants for either (A) new warrants of the Company (“New Warrants”), which New Warrants shall be governed by terms substantially as set forth on Exhibit G (the “New Warrant Term Sheet”) or (B) shares of Company Common Stock, the terms of such exchange for shares of Company Common Stock to be as set forth on Exhibit G, subject to the cap set forth on Exhibit G on each of the maximum number of BPW Warrants to be exchanged for New Warrants and the maximum number of BPW Warrants to be exchanged for shares of Company Common Stock, (ii) to secure the agreement of holders of BPW Warrants issued in the IPO to participate in the Warrant Exchange Offer such that at least 90% of such BPW Warrants issued in the IPO are exchanged in the Warrant Exchange Offer (the “Minimum Warrant Exchange Participation”) and (iii) to consummate the Warrant Exchange Offer at or immediately prior to the Closing. The New Warrants shall contain the terms set forth in the New Warrant Term Sheet. In connection with the Warrant Exchange Offer, the Company and BPW shall cooperate with each other regarding, and prepare, offering documents, which the Company and BPW will cause to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, for the purpose of effecting and consummating the Warrant Exchange Offer (the “Offer Documents”). Such Offer Documents shall include, without limitation, (1) an Offer to Exchange document describing the material terms of the Warrant Exchange Offer, (2) a Statement on Schedule TO with respect to the Warrant Exchange Offer, if required, (3) a registration statement (the “Warrant Registration Statement”) on Form S-4 registering the Warrant Exchange Offer, (4) a statement by the BPW Board describing the BPW Recommendation and the Minimum Warrant Exchange Participation, including that the Minimum Warrant Exchange Participation is a condition to the Company’s and Merger Sub’s obligation to effect the Merger, and (5) all ancillary documents related to the Warrant Exchange Offer, including exhibits, press releases, letters of transmittal, notices and announcements. The Company shall, substantially contemporaneously with, or as promptly as practicable after, the filing of the Registration Statement, file with the SEC the Warrant Registration Statement and shall use reasonable best efforts to cause the Warrant Registration Statement to be declared effective by the SEC as promptly as practicable after the approval of the stockholders of BPW referred to in Section 7.1(b) has been obtained and to remain effective thereafter until the completion of the Warrant Exchange Offer. The Company shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of New Warrants and Company Common Stock pursuant to the Warrant Exchange Offer, if any. As promptly as practicable after the Warrant Registration Statement becomes effective, BPW and the Company shall cause the Offer Documents to be mailed to the holders of BPW Warrants. The Company shall take all actions reasonably necessary to reserve and keep available out of its authorized capital stock an amount of shares of Company Common Stock equal to the maximum number of shares of Company Common Stock underlying the New Warrants (the “New Warrant Shares”) that are then issuable or deliverable to the holders of New Warrants upon the exercise thereof. The Company shall cause all New Warrant Shares, when issued or delivered in accordance with the warrant agreement governing the New Warrants, to be validly issued, fully paid and non-assessable.

(c) Without limiting the generality of the foregoing, prior to the Effective Time (i) the Company and BPW shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Information Statement/Proxy Statement/Prospectus, the Registration Statement or the Offer Documents, and (ii) the Company and BPW shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Information Statement/Proxy Statement/Prospectus, the Registration Statement or the Offer Documents, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. All correspondence and communications to the SEC made by the Company or BPW with respect to the transactions contemplated by this Agreement or any Ancillary Agreement will be provided to the other party with an opportunity to review and comment thereon, prior to such communication or correspondence being made to the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Information Statement/Proxy Statement/Prospectus, the Registration Statement or the Offer Documents prior to filing such with the SEC.

(d) BPW shall take all action necessary to duly call the BPW Stockholders Meeting, to be held as promptly as practicable for the purpose of approving the BPW Voting Proposal. The BPW Board has recommended to its stockholders the adoption and approval of this Agreement and the Ancillary Agreements and approval of the transactions contemplated hereby and thereby and the approval of the BPW Charter Amendment and Initial Charter Amendment and related matters, and BPW shall use its reasonable best efforts to obtain the BPW Requisite Vote. Unless otherwise directed in writing by the Company, the BPW Voting Proposal shall be submitted to the BPW Stockholders at the BPW Stockholders Meeting for the purpose of approving the BPW Voting Proposal.

Section 6.2 Cooperation; Notice; Cure. Subject to compliance with applicable law, from the date hereof until the Effective Time, Representatives of the Company and BPW shall confer on a regular basis to report on the general status of ongoing operations. Each of BPW and the Company shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as reasonably practicable after it becomes known to such Party, that causes or will cause any of its covenants or agreements under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any of its representations or warranties contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein and no breach of the second sentence of this Section 6.2 shall be taken into account for purposes of determining whether the conditions set forth in Section 7.2(b) or Section 7.3(b) have been satisfied on or prior to the Closing Date. The Company shall consult with and keep BPW reasonably informed of any material discussion with respect to the actions contemplated by

Section 5.1(II) of the Company Disclosure Schedule, including with respect to any material written information exchanged with a Third Party substantially contemporaneously with such exchange with such Third Party.

Section 6.3 No Solicitation.

(a) Subject to Section 6.3(b), unless and until this Agreement shall have been terminated by either Party pursuant to Article VIII, BPW shall not, directly or indirectly, and shall cause its Representatives not to: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated hereby); (ii) disclose, in connection with a BPW Acquisition Proposal or Business Combination (other than the transactions contemplated hereby), any information or provide access to its properties, books or records, except as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to a BPW Acquisition Proposal or Business Combination (other than the transactions contemplated hereby or a confidentiality agreement permitted by Section 6.3(b)); (iv) fail to make, withdraw, qualify, amend or modify or publicly propose to withdraw, qualify, amend or modify the BPW Recommendation (it being understood that, subject to Section 6.3(b), taking a neutral or no position with respect to any publicly disclosed BPW Acquisition Proposal or publicly disclosed proposal with respect to any Business Combination (other than the transactions contemplated hereby) shall be considered an amendment or modification) or make or authorize any public statement, recommendation or solicitation in support of any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated hereby).

(b) Notwithstanding the foregoing, in response to a bona fide, unsolicited, BPW Acquisition Proposal from a Third Party (that does not result from a breach of this Section 6.3), the BPW Board may, and may authorize and permit BPW’s Representatives to, prior to the BPW Stockholders Meeting and subject to compliance with the other terms of this Section 6.3, (i) provide such Third Party with nonpublic information, and (ii) participate in discussions and negotiations with such Third Party relating to such proposal, if and only to the extent that (A) the BPW Board, after having consulted with and considered the advice of outside counsel, has reasonably determined in good faith that failure to take such action would result in a violation of applicable law, and (B) the Third Party has entered into a confidentiality agreement pertaining to nonpublic information regarding BPW containing terms in the aggregate no more favorable to the Third Party than those in the Confidentiality Agreement (including the standstill provision thereof). BPW shall provide or make available to the Company any non-public information concerning BPW provided or made available to such other Person pursuant to this Section 6.3(b) which was not previously provided or made available to the Company prior to or simultaneously with its provision to such other Person.

(c) BPW shall notify the Company as soon as practicable (but in any event within 24 hours) after receipt by an officer or director of BPW or by any of BPW’s Representatives of any BPW Acquisition Proposal or an offer, inquiry or proposal relating to a Business Combination (other than the transactions contemplated by this Agreement), any inquiry or request for discussions or negotiations regarding any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement), any request for information relating to BPW other than requests for information in the ordinary course of business and unrelated to a BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement) or for access to BPW’s properties, books or records by any person or entity that informs BPW that it is considering making, or has made, a BPW Acquisition Proposal or an offer, inquiry or proposal relating to a Business Combination (other than the transactions contemplated by this Agreement). Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and copies of any proposed agreement relating thereto. For the avoidance of doubt, BPW shall keep the Company fully informed, on a current basis, of any material changes in the status of any such proposal, inquiry or contact, and any amendment to the financial or other terms of a BPW Acquisition Proposal shall be treated as a new BPW Acquisition Proposal for purposes of this Section 6.3. BPW shall also promptly (but in any event within 24 hours), notify the Company, orally and in writing, if it provides any nonpublic information or enters into any discussions or negotiations with respect to a BPW Acquisition Proposal in accordance with Section 6.3(b).

(d) Nothing contained in this Section 6.3 shall prohibit BPW from taking and disclosing to its stockholders a position required by Rule 14e-2 promulgated under the Exchange Act; provided, that disclosure to stockholders pursuant to Rule 14e-2 relating to a BPW Acquisition Proposal or a proposal regarding a Business Combination (other than the transactions contemplated hereby) shall be deemed to be a qualification, withdrawal or modification, of the BPW Recommendation unless the BPW Board expressly, and without qualification, reaffirms in such disclosure the BPW Recommendation.

(e) BPW agrees that it will, and that it will cause its Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement), (ii) use reasonable best efforts to cause all Persons other than the Company and its Affiliates who have been furnished with confidential information regarding BPW in connection with the solicitation of or discussions regarding any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement) within the 12 months prior to the date hereof promptly to return or destroy such information, and (iii) use its reasonable best efforts to enforce and not waive any provision or release any Person (other than the Company and its Affiliates) from any confidentiality, standstill or similar agreement relating to a BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement). BPW agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in Section 6.3(a) of the obligations undertaken in this Section 6.3.

Section 6.4 Access to Information.

Subject to compliance with applicable law:

(a) the Company and its Subsidiaries will provide BPW and BPW’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to the facilities, properties, officers, directors, employees, vendors, accountants, assets, books and records of the Company and the Company will furnish BPW with such financial and operating data and other information with respect to the business, personnel and properties of the Company or the transactions contemplated hereby or by the Ancillary Agreements as BPW shall from time to time reasonably request; provided, however, that such investigation shall be conducted upon reasonable prior notice, and in such manner as not to interfere unreasonably with the operation of the business of the Company;

(b) BPW will provide the Company and the Company’s counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to books and records of BPW; provided, however, that such investigation shall be conducted upon reasonable prior notice, and in such manner as not to interfere with the operation of the business of BPW; and

(c) notwithstanding the provisions of Section 6.4(a) and (b), (i) either Party may withhold any document or information that (A) is subject to the terms of a confidentiality agreement with a Third Party in effect as of the date of this Agreement (provided, that the withholding party shall use its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure; provided, further, that neither BPW nor the Company will be obligated to pay for the consent of any Third Party) or (B) is subject to any attorney-client privilege (provided, that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), and (ii) if, in the reasonable judgment of the Company or BPW, as the case may be, any law applicable to the Company or BPW, as the case may be, requires such Party or, in the case of the Company, its Subsidiaries, to restrict or prohibit access to any such properties or information, such Party or, in the case of the Company, its Subsidiaries, may so restrict or prohibit such access. If any material is withheld by such Party pursuant to the preceding sentence, such Party shall inform the other Party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.4 shall be subject to the Confidentiality Agreement.

Section 6.5 Governmental Approvals.

(a) The Parties shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, consents, variances, exemptions, orders and approvals of all Governmental Entities (“Governmental Approvals”) and of all Third Parties (“Third Party Approvals”) which are necessary to consummate the transactions contemplated by this Agreement or any Ancillary Agreement, and to comply with the terms and conditions of all such Governmental Approvals; provided, that neither BPW nor the Company will be obligated to pay for the consent of any Third Party. Each of the Parties shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives and other Affiliates to file, within ten (10) Business Days after the date hereof all required initial applications and documents in connection with obtaining the Governmental Approvals, including any Notification and Report Forms required to be filed under the HSR Act. The Parties shall act reasonably and promptly thereafter in responding to any requests for additional information or documents by any Third Party or Governmental Entity in connection therewith. BPW and the Company shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to BPW and the Company, as the case may be, and any of their respective Affiliates, directors, officers and stockholders, and, in the case of the Company, any of its Subsidiaries, which appear in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the transactions contemplated by this Agreement or any Ancillary Agreement. Without limiting the foregoing, each of BPW and the Company will notify the other promptly of the receipt of communications, comments, or requests from Third Parties or Governmental Entities relating to Governmental Approvals or material Third Party Approvals. In furtherance of and without limiting the foregoing, the Parties agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(b) Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of BPW and the Company agree, with respect to any notifications and filings with Governmental Entities, to (i) cooperate and consult with each other, (ii) furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement or any Ancillary Agreement, including promptly furnishing the other with copies of notices or other communications received by such Party or any of its Representatives from, or given by such Party or any of its Representatives to, any Third Party and/or any Governmental Entity with respect to such transactions, (iv) permit the other Party and its Representatives to review and incorporate the other Party’s reasonable comments in any communication to be given by it or any of its Representatives to any Third Party or Governmental Entity with respect to obtaining the Governmental Approvals and (v) not to participate in any meeting related to the transactions contemplated hereby or by any of the Ancillary Agreements, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent not prohibited by such Governmental Entity, it gives the other Party the opportunity to attend and observe.

Section 6.6 Publicity. BPW and the Company shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing any press release or other public statement with respect to any of the transactions contemplated hereby or by the Ancillary Agreements and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or obligations pursuant to any listing agreement with, or rules of any national securities exchange.

Section 6.7 Further Assurances and Actions. Subject to the terms and conditions herein, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable on its part under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including fulfilling all conditions precedent applicable to such Party under Article VII of this Agreement.

Section 6.8 Stock Exchange Listing. The Company shall cause (i) the shares of Company Common Stock issuable to the BPW Stockholders in connection with the Merger and (ii) the New Warrant Shares and shares of Company Common Stock issuable in connection with the Warrant Exchange Offer to be authorized for listing on any national securities exchange or national quotation system on which the Company Common Stock is then listed or quoted, upon official notice of issuance.

Section 6.9 Financing.

(a) The Company shall use its reasonable best efforts to ensure that as of the Closing Date, the Company has the funds necessary to consummate the transactions contemplated by the definition of the term Financing, and shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action that is reasonably likely to prevent or in any material respect impair its ability to complete, or delay the Financing.

(b) In the event that all conditions to the Commitment Letter have been satisfied (or would be satisfied simultaneously with the Closing), the Company shall use its reasonable best efforts to cause the Lender to fund thereunder (including, taking enforcement action to cause the Lender to provide such financing). The Company shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Commitment Letter or any other agreements related to the Financing, in each case, without BPW’s prior written consent, except amendments, supplements or other modifications thereof to provide for the assignment of a portion of the Financing to additional agents or arrangers and the granting to such persons of approval rights as are customarily granted to additional agents or arrangers, which amendments, supplements or other modifications would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement; provided, that upon any such amendment, supplement or modification, the Company shall provide a copy thereof to BPW. Notwithstanding anything herein to the contrary, the Company shall be permitted to replace the Commitment Letter with an Alternative Financing Arrangement (as defined in the Commitment Letter) for not less than the full principal amount of the financing contemplated by the Commitment Letter; provided, that the terms and conditions (including with respect to conditionality and amounts available to be borrowed by the Company on the Closing Date) are no less favorable to the Company than those contained in the Commitment Letter (or as otherwise agreed to in writing by BPW).

(c) The Company shall give BPW prompt written notice of any material breach by any party to the Commitment Letter (or any other commitments or definitive documentation in respect of the Financing) of which the Company becomes aware or any termination of the Commitment Letter (or any other commitments or definitive documentation in respect of the Financing). The Company shall keep BPW informed on a current basis in reasonable detail of the status of its efforts to arrange the Financing.

Section 6.10 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company shall provide exculpation and indemnification for each Person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, or director of BPW, (the “Indemnified Parties”) which is at least as favorable to such persons as the exculpation and indemnification provided to the Indemnified Parties by BPW immediately prior to the Effective Time in their respective Organizational Documents, as in effect on the date hereof; provided, that such exculpation and indemnification covers actions on or prior to the Effective Time, including all transactions contemplated by this Agreement.

(b) In addition to the rights provided in Section 6.10(a), in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of the Company or BPW, or any Subsidiary of the Company, or by or in the right of the Company or BPW, or any Subsidiary of the Company, or any claim, action, suit, proceeding or investigation (collectively, for this Section 6.10, “Claims”) in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer or director of BPW or any action or omission or alleged action or omission by such Person in his capacity as an officer or director, or (ii) this Agreement or the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the Company and the Surviving Company (the “Indemnifying Parties”) shall from and after the Effective Time jointly and severally indemnify and hold harmless the Indemnified Parties from and against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines or amounts paid in settlement arising out of or relating to any such Claims. The Company, the Surviving Company and the Indemnified Parties hereby agree to use their reasonable best efforts to cooperate in the defense of such Claims. In connection with any such Claim, the Indemnified Parties shall have the right to select and retain one counsel, at the cost of the Indemnifying Parties, subject to the consent of the Indemnifying Parties (which consent shall not be unreasonably withheld or delayed) and more than one counsel if, in the opinion of such counsel, the interests of such Indemnified Parties with respect to such Claim diverge or could be reasonably expected to diverge. In addition, after the Effective Time, in the event of any such threatened or actual Claim, the Indemnifying Parties shall promptly pay and advance reasonable expenses and costs incurred by each Indemnified Person as they become due and payable in advance of the final disposition of the Claim to the fullest extent and in the manner permitted by law. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party, such undertaking to be accepted without regard to the creditworthiness of the Indemnified Party, to repay any expenses advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld or delayed), and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto. Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such Claim, shall promptly notify the Indemnifying Parties of such Claim and the relevant facts and circumstances with respect thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify actually prejudices the Indemnifying Parties’ ability to defend such Claim.

(c) For six years after the Effective Time, the Company shall, or shall cause the Surviving Company to, maintain in effect BPW’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by BPW’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable in the aggregate to BPW’s directors and officers, as the case may be, currently covered by such insurance than those of such policy in effect on the date of this Agreement (provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous); provided that, in satisfying such obligation, none of the Company or any of its Subsidiaries shall be obligated to pay premiums per annum in excess of 300% of the aggregate amount per annum that BPW paid for such coverage in its last full fiscal year prior to the date hereof, which amount BPW has disclosed to the Company prior to the date hereof; provided further that, in the event that the aggregate premiums for maintaining such insurance for the benefit of the persons currently covered by BPW’s officers and directors insurance policy under this Section 6.10(c) are in excess of 300% of the aggregate amount per annum, then the Company shall only be obligated to maintain such insurance coverage as is reasonably available for such amount.

(d) This Section 6.10 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of the Company, including the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.10 and the Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 6.10.

Section 6.11 Takeover Laws. In connection with and without limiting the foregoing, each of the Company and BPW shall (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby or by any of the Ancillary Agreements, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any other transaction contemplated hereby or by any of the Ancillary Agreements, take all action necessary to ensure that the Merger, and the other transactions contemplated by this Agreement any by the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby and thereby.

Section 6.12 Trust Waiver. The Company hereby acknowledges that BPW is a recently organized blank check company formed for the purpose of engaging in a acquiring one or more businesses or assets (a “Transaction”). The Company further acknowledges that BPW’s sole assets consist of the cash proceeds of the IPO and private placements of its securities, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of BPW, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to BPW in limited amounts from time to time (and, subject to the last sentence of this Section 6.12, in no event more than $4,500,000 in total) in order to permit BPW to pay its operating expenses; (ii) if BPW completes a Transaction, to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and, subject to the last sentence of this Section 6.12, then to BPW; and (iii) if BPW fails to complete a Transaction within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to BPW in limited amounts to permit BPW to pay the costs and expenses of its liquidation and dissolution, and then to BPW’s public stockholders (as such term is defined in the Trust Account Agreement). Subject to the last sentence of this Section 6.12, for and in consideration of BPW’s agreement to enter into this Agreement, the Company, Merger Sub and each of the Company Stockholders hereby waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse (whether directly or indirectly) against the Trust Account or any funds distributed therefrom (except amounts released to BPW as described in clauses (i) or (ii) above) as a result of, or arising out of, any claims against BPW or otherwise arising under this Agreement or otherwise. BPW has executed and delivered to the Trust Agent an irrevocable instruction providing that, in the event that (a) BPW shall have consummated a Business Combination, and (b) the Termination Fee and/or the Expenses incurred by the Company up to the Maximum Expense Amount (together with any documented expenses associated with the recovery of such amounts to the extent payable under Section 8.2(e)) shall have become due and payable by BPW to the Company under Section 8.2(c) and, to the extent applicable, under Section 8.2(e), and in each such case shall not have been previously paid, the Trust Agent shall be irrevocably instructed to deliver and shall deliver from the Trust Account, in the manner of priority set forth in the Trust Account Agreement but prior to any distribution to BPW, to an account designated by the Company, immediately available funds in an amount equal to any previously unpaid portion of such Termination Fee and/or the Expenses incurred by the Company up to the Maximum Expense Amount (together with any documented expenses associated with the recovery of such amounts to the extent payable under Section 8.2(e)).

Section 6.13 Pre-Closing Confirmation and Certification. Not later than 48 hours prior to the Closing, BPW shall give Mellon advance notice of the Effective Time. At the Closing, the Company shall deliver, or cause to be delivered, to Mellon written notification that the Closing has occurred and irrevocable written instructions with respect to the funds in the Trust Account to deliver such funds (i) to make the Debt Repayment under and as defined in the A Agreement and (ii) with respect to the payments referred to in Section 2.7(d)).

Section 6.14 Other Matters.

(a) On or prior to the Effective Time, the BPW Board shall take such actions as are necessary to file the BPW Charter Amendment with the Secretary of State of the State of Delaware such that the same shall be in full force and effect on the Closing Date.

(b) If the Effective Time does not occur prior to February 20, 2010, the BPW Board shall take such actions as are necessary to file the Initial Charter Amendment with the Secretary of State of the State of Delaware such that the same shall be in full force and effect prior to February 26, 2010.

Section 6.15 Ancillary Agreements. Each Party shall use its reasonable best efforts to cause each other party to any Ancillary Agreement to which it a party to (a) perform and comply in all material respects with all obligations required of each such other party thereunder and (b) consummate the transactions contemplated thereby in accordance with the terms thereof (including by taking enforcement action to cause such performance, compliance and consummation). Notwithstanding anything to the contrary contained herein, no Party shall agree to amend any Ancillary Agreement to which it is a party, or terminate, or waive, release or assign any material right or claim under, any such Ancillary Agreement, in either case, in a manner adverse to the other Party without the other Party’s prior written consent.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of each Party to Effect the Merger. The respective obligations of each Party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Registration Statement nor shall proceedings for that purpose have been threatened;

(b) the BPW Voting Proposal shall have received the BPW Requisite Vote in the manner required under the DGCL, the rules of the AMEX and the Organizational Documents of BPW;

(c) the time period for the valid exercise of conversion rights shall have terminated and, as of such time, holders of less than thirty-five percent (35%) of the outstanding shares of BPW Common Stock issued in the IPO shall have validly exercised their conversion rights (as determined in accordance with the BPW Charter);

(d) the Warrant Exchange Offer shall have been consummated (or is being consummated substantially simultaneously with the Closing);

(e) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction and no other legal restraint or prohibition shall be in effect which prohibits, restrains or enjoins the consummation of the Merger, and no Action shall have been instituted by any Governmental Entity and remain pending which would reasonably be expected to (i) result in a statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or (ii) provide a reasonable basis to conclude that the Company, Merger Sub or BPW or any of their Affiliates or any of their respective officers or directors, as applicable, would be subject to the risk of criminal liability;

(f) any waiting periods under the HSR Act applicable to the Merger and all other transactions contemplated hereby or by the Ancillary Agreements shall have expired or been terminated; and

(g) all filings required to be made prior to the Closing by any Party or, in the case of the Company, any of its Subsidiaries, with, and all consents, approvals and authorizations required to be obtained prior to the Closing by any Party or, in the case of the Company, any of its Subsidiaries, from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by the Ancillary Agreements (other than under the HSR Act) shall have been made or obtained, except where the failure to obtain such consents would not reasonably be expected to cause a Company Material Adverse Effect or a BPW Material Adverse Effect.

Section 7.2 Conditions to Obligations of the Company and Merger Sub to Effect the Merger. The obligation of the Company and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) the representations and warranties of BPW contained in Article IV of this Agreement shall be true and correct (without regard to any materiality or BPW Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a BPW Material Adverse Effect;

(b) BPW shall have performed or complied in all material respects with the obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

(c) the Company shall have received a certificate executed on behalf of BPW by a senior executive officer of BPW to the effect set forth in clauses (a) and (b) of this Section 7.2;

(d) (i) the Sponsors’ Agreement shall be in full force and effect and enforceable against the parties thereto in accordance with its terms, (ii) each of the transactions contemplated thereby to be consummated prior to the Closing shall have been consummated in accordance with its terms and (iii) the conditions precedent to the consummation of transactions contemplated thereby to be consummated substantially simultaneously with, or immediately following, the Closing shall have been satisfied or waived in accordance its terms (other than the Closing);

(e) The Company shall have obtained and made borrowings under (or substantially simultaneously with the Closing shall borrow under) the Financing, in such amounts that, together with the net proceeds of amounts in the Trust Account and other available cash, it will have all necessary funds to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including the repayment in full of all amounts due or outstanding in respect of (i) the A Financing Agreements, (ii) the Support Letters and (iii) all Third Party Credit Facilities, each as defined in the A Agreement on the terms contemplated hereby and thereby, to pay related fees and expenses and to have, immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, cash on hand or available to be borrowed under one or more bank credit facilities included in the Financing in an amount sufficient to fund ordinary course working capital and other general corporate purposes;

(f) BPW shall have made appropriate arrangements to have the Trust Account disbursed in accordance with Section 6.13; and

(g) BPW shall have irrevocably and unconditionally obtained and secured at least the Minimum Warrant Exchange Participation.

Section 7.3 Conditions to Obligations of BPW to Effect the Merger. The obligations of BPW to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) the representations and warranties of the Company contained in Article III of this Agreement shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifier contained therein), on and as of the date hereof and on and as of the Closing Date as if made at and as of the Closing Date (except for any representations and warranties made as of a specified date, which shall be true and correct as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with the obligations required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

(c) BPW shall have received a certificate executed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) and (b) of this Section 7.3;

(d) (i) the A Agreement shall be in full force and effect and enforceable against the parties thereto in accordance with its terms, (ii) each of the transactions contemplated thereby to be consummated prior to the Closing shall have been consummated in accordance with its terms and (iii) the conditions precedent to the consummation of transactions contemplated thereby to be consummated substantially simultaneously with, or immediately following, the Closing shall have been satisfied or waived in accordance its terms (other than the Closing); and

(e) The Company shall have obtained and made borrowings under (or substantially simultaneously with the Closing shall borrow under) the Financing, in such amounts that, together with the net proceeds of amounts in the Trust Account and other available cash, it will have all necessary funds to consummate the transactions contemplated by this

Agreement and the Ancillary Agreements, including the repayment in full of all amounts due or outstanding in respect of (i) the A Financing Agreements, (ii) the Support Letters and (iii) all Third Party Credit Facilities, each as defined in the A Agreement on the terms contemplated hereby and thereby, to pay related fees and expenses and to have, immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, cash on hand or available to be borrowed under one or more bank credit facilities included in the Financing in an amount sufficient to fund ordinary course working capital and other general corporate purposes, and the Company shall have used (or substantially simultaneously with the Closing shall use) such funds for such purposes.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (except as otherwise provided), whether before or after the approval of the stockholders of BPW referred to in Section 7.1(b), respectively, by written notice from BPW to the Company or the Company to BPW, as the case may be, as follows:

(a) by mutual written consent of each of BPW and the Company;

(b) by either the Company or BPW, if the Effective Time shall not have occurred on or before 5:00 p.m. Eastern Standard Time on April 17, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) by either the Company or BPW, if a Governmental Entity shall have issued an order, decree or injunction having the effect of making the Merger illegal or permanently prohibiting the consummation of the Merger, and such order, decree or injunction shall have become final and nonappealable;

(d) by either the Company or BPW if (i) the BPW Requisite Vote shall not have been obtained at a duly held meeting of the stockholders of BPW or at any adjournment thereof or (ii) any of the conditions set forth in Section 7.1(c) or Section 7.1(d) shall not have been satisfied within the applicable time period; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to BPW if it fails to fulfill its obligations to timely call and conduct the BPW Stockholders Meeting as contemplated by Section 6.1(e) or otherwise is in breach of its obligations under this Agreement such that the conditions set forth in Section 7.2(b) would not be satisfied;

(e) by the Company, if (i) BPW breaches Section 6.3(a)(iii) or Section 6.3(a)(iv), (ii) the Company reasonably requests in writing that the BPW Board publicly reconfirm its recommendation of the BPW Voting Proposal to the stockholders of BPW and the BPW Board fails to do so within ten Business Days after its receipt of the Company’s request; (iii) BPW fails to fulfill its obligation to timely call and conduct the BPW Stockholders Meeting as contemplated by Section 6.1(e); or (iv) BPW breaches its obligations under Section 6.3 (other than Section 6.3(a)(iii) or Section 6.3(a)(iv)) in any material respect;

(f) by BPW, upon a material breach of any covenant or agreement on the part of the Company set forth in this Agreement, or any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would not be satisfied (a “Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is capable of being cured by the Company prior to the earlier of (i) 30 days from BPW providing notice of such Terminating Company Breach or (ii) the Termination Date, BPW shall not be able to terminate this Agreement pursuant to this Section 8.1(f) so long as the Company cures such breach within such time period;

(g) by the Company, upon a material breach of any covenant or agreement on the part of BPW set forth in this Agreement, or any representation or warranty of BPW is or shall have become untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would not be satisfied (a “Terminating BPW Breach”); provided, however, that, if such Terminating BPW Breach is capable of being cured by BPW prior to the earlier of (i) 30 days from the Company providing notice of such Terminating BPW Breach or (ii) the Termination Date, the Company shall not be able to terminate this agreement pursuant to this Section 8.1(g) so long as BPW cures such breach within such time period; and

(h) by the Company (by action taken by the full Company Board) prior to approval of the BPW Voting Proposal, if the volume weighted average price per share of Company Common Stock (calculated to the nearest one-hundredth of one cent) on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the Parties) for any 15 consecutive trading days after the date hereof and prior to the BPW Stockholders Meeting is less than the quotient obtained by dividing $10.00 by the Exchange Ratio Ceiling.

Section 8.2 Expenses; Termination Fee.

(a) Except as otherwise expressly provided in this Agreement (including this Section 8.2), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, except that each of the Company and BPW shall bear and pay one half of the costs and expenses incurred in connection with the filing, printing and mailing of the Information Statement/Proxy Statement/Prospectus (including any SEC filing fees) and all filings pursuant to the HSR Act. As used in this Agreement, “Expenses” includes all documented and reasonably incurred out-of-pocket expenses (including fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(b) Notwithstanding Section 8.2(a), (i) if this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall pay the Expenses incurred by BPW up to the Maximum Expense Amount to an account designated by BPW within two Business days after such termination, and (ii) if this Agreement is terminated pursuant to Section 8.1(f) (in the case of any breach of the Company’s representations or warranties, only in the event of a Willful and Material Breach of such representations and warranties as of the date of this Agreement), and (x) a Company Acquisition Proposal is publicly proposed, publicly disclosed, or otherwise made known to the stockholders of the Company prior to, and not withdrawn at the time of, such termination and (y) concurrently with or within twelve (12) months after such termination the Company enters into a definitive agreement with respect to any Company Acquisition Proposal or a Company Acquisition Proposal is consummated, then the Company shall pay (A) the Expenses incurred by BPW up to the Maximum Expense Amount and (B) an amount equal to the Termination Fee by wire transfer of immediately available funds to an account designated by BPW within two Business days after the consummation of such Company Acquisition Proposal. Following termination of this Agreement in accordance with Section 8.1, the Company’s payment of the Expenses incurred by BPW and the Termination Fee pursuant to this Section 8.2(b) shall be the sole and exclusive remedy of BPW against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment or otherwise in law or in equity with respect to the matters contemplated hereby, except for any liabilities or damages caused by the Willful and Material Breach of any representations, warranties, covenants or agreements herein by the Company.

(c) Notwithstanding anything in this Agreement to the contrary:

(i) if this Agreement is terminated by the Company or BPW pursuant to Section 8.1(b) (provided that the failure by the Company to fulfill any obligation under this Agreement was not the primary cause of the failure of the Effective Time to occur on or before the Termination Date) or Section 8.1(d) or by the Company pursuant to Section 8.1(e)(iv) or Section 8.1(g) (in the case of any breach of BPW’s representations or warranties, only in the event of a Willful and Material Breach of such representations and warranties as of the date of this Agreement) and, (i) any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement) is publicly proposed, publicly disclosed or otherwise made known to stockholders or warrantholders of BPW prior to, and not withdrawn at the time of, such termination, and (ii) concurrently with or within twelve (12) months after such termination BPW enters into a definitive agreement with respect to any BPW Acquisition Proposal or Business Combination (other than the transactions contemplated by this Agreement) or a BPW Acquisition Proposal is consummated, then BPW shall pay (A) the Expenses incurred by the Company up to the Maximum Expense Amount and (B) an amount equal to the Termination Fee by wire transfer of immediately available funds to an account designated by the Company, within two Business Days after the consummation of such BPW Acquisition Proposal or Business Combination; or

(ii) if this Agreement is terminated by the Company pursuant to Section 8.1(e) (except Section 8.1(e)(iv)), then BPW shall pay the Company (A) the Expenses incurred by the Company up to the Maximum Expense Amount and (B) an amount equal to the Termination Fee, by wire transfer of immediately available funds to an account designated by the Company, within two Business Days after the termination of this Agreement, subject to Section 6.12 hereof (including that any unpaid portion shall be paid following the consummation of a Business Combination in accordance with the last sentence of Section 6.12).

(iii) Following the termination of this Agreement in accordance with Section 8.1, BPW’s payment of the Expenses incurred by the Company and the Termination Fee pursuant to this Section 8.1(c) shall be the sole and exclusive remedy of the Company or Merger Sub against BPW and its directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment or otherwise in law or in equity with respect to the matters contemplated hereby, except for any liabilities or damages caused by the Willful and Material Breach of any representations, warranties, covenants or agreements herein by BPW.

(d) The “Termination Fee” shall be an amount equal to $10 million.

(e) The Company and BPW acknowledge and agree that the agreements contained in Section 8.2(b) and Section 8.2(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and BPW would not enter into this Agreement. Accordingly, if either the Company or BPW fails promptly to pay the amount due pursuant to Section 8.2(b) or Section 8.2(c), respectively, and, in order to obtain such payment, the other Party commences an Action that results in a judgment, order or decree in its favor for such payment, the Company or BPW, as applicable, shall pay such other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, as reported in The Wall Street Journal, in effect on the date such payment was required to be made. The Company and BPW acknowledge and agree that in no event shall the Company or BPW be obligated to pay the Termination Fee or the Expenses incurred by the other Party on more than one occasion.

Section 8.3 Effect of Termination. In the event of termination of this Agreement by either the Company or BPW as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of BPW or the Company or their respective officers, members or directors except (a) as set forth in Section 8.2, (b) with respect to any liabilities or damages incurred or suffered by a Party as a result of the Willful and Material Breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement, (c) with respect to provisions that survive the termination hereof pursuant to Section 9.1 and (d) with respect to the agreements in the Confidentiality Agreement.

Section 8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of the BPW Board, in the case of BPW, and the Company Board, in the case of the Company, at any time before or after any required approval of matters presented in connection with the Merger by the BPW Stockholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by the BPW Stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 8.5 Waiver. At any time prior to the Closing Date, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Article II, the eighth and ninth sentences of Section 6.1(b), Section 6.10, Section 6.12 and Article IX of this Agreement shall survive the Effective Time and (b) the agreements set forth in the Confidentiality Agreement and in Sections 6.12, 8.2, 8.3 and Article IX of this Agreement shall survive such termination.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to BPW:

BPW Acquisition Corp.

767 Fifth Avenue

New York, New York 10153

Attention: Arjay Jensen

Fax No.: (212) 287-3201

with a copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Matthew M. Guest, Esq.

Fax No.: (212) 403-2000

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:	Bruce S. Mendelsohn, Esq.
Mark Zvonkovic, Esq.

Fax No.: (212) 872-1002

If to the Company or Merger Sub:

The Talbots, Inc.

One Talbots Drive

Hingham, Massachusetts 02043

Attention: General Counsel

Fax No.: (914) 934-9136

with a copy to (which copy shall not constitute notice):

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, New York 10019

Attention:	Morton A. Pierce, Esq.
Ivan Presant, Esq.

Fax No.: (212) 259-6333

Section 9.3 Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.4 Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule and the BPW Disclosure Schedule), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III AND IV, AS THE CASE MAY BE, OF THIS AGREEMENT, NONE OF BPW, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING IN RESPECT OF ANY INTERNAL OR PUBLISHED PROJECTIONS, FORECASTS, ESTIMATES OR PREDICTIONS IN RESPECT OF REVENUES, EARNINGS OR OTHER FINANCIAL OR OPERATING METRICS OF THE COMPANY FOR ANY PERIOD, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This

Agreement shall not be assigned by any Party by operation of law or otherwise without the express written consent of each of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 9.5 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.10.

Section 9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

Section 9.7 SUBMISSION TO JURISDICTION. Each Party irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of Delaware and (b) the United States District Court for the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby. Each Party agrees to commence any action, suit or proceeding relating hereto only in either such court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby in (i) the state court of the State of Delaware, or (ii) the United States District Court for the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 9.7 shall affect the right of any Party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.7 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.7. The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.8 NO TRIAL BY JURY. Each of the Parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, any documents referred to in this Agreement or any transaction contemplated hereby or thereby.

Section 9.9 Action by Subsidiaries. Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action, as the case may be.

Section 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, except in the case of a termination of this Agreement in accordance with Section 8.1 (other than as a result of a Willful and Material Breach) and the payment of all resulting fees and Expenses as provided by Section 8.2, each of the Parties agrees that they each shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any Action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such Party may be entitled, at law or in equity.

Section 9.12 Mutual Drafting. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 9.13 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and “without limitation” and (d) references to “hereunder” or “herein” relate to this Agreement. Section, subsection, Schedule, Appendix and Exhibit references are to this Agreement unless otherwise specified. Capitalized terms set forth in the Exhibits, Appendices and Schedules attached hereto shall have the same meanings as set forth in this Agreement, unless defined otherwise in such Exhibit, Appendix or Schedule. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

Section 9.14 Schedules. Inclusion of information in the Company Disclosure Schedule or the BPW Disclosure Schedule (each, a “Schedule” and together, the “Schedules”) shall not be construed as an admission of liability under any applicable law or that such information contained therein is (a) material to the business, operations, assets, liabilities, financial condition or results of operations of a Party or (b) a representation or warranty that a potential consequence will occur as described. The Schedules set forth items of disclosure with specific reference to the particular section or subsection of this Agreement to which the items or information in such Schedule relates; provided, however, that any information set forth in one section or subsection of a Schedule pertaining to representations, warranties and covenants of a Party shall be deemed to apply to each other section or subsection of such Party’s Schedules pertaining to its representations, warranties and covenants to the extent that it is reasonably apparent on its face from a reading of such disclosure that it is relevant to such other sections or subsections of the Party’s Schedules.

Section 9.15 Counterparts. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, Merger Sub and BPW have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE TALBOTS, INC.

By:	/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer, Chief Financial Officer and Treasurer

TAILOR ACQUISITION, INC.

By:	/s/ Michael Scarpa
Michael Scarpa
Vice President, Treasurer

BPW ACQUISITION CORP.

By:	/s/ Gary S. Barancik
Gary S. Barancik
Chief Executive Officer